Exhibit 10.1

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of March 19, 2020,

among

INTERNAP CORPORATION,
as Borrower, a Debtor and a Debtor-in-Possession,

THE GUARANTORS PARTY HERETO,
as Guarantors, Debtors and Debtors-in-Possession,

THE LENDERS PARTY HERETO,

JEFFERIES FINANCE LLC,
as Administrative Agent and Collateral Agent

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ANNEXES

Annex I	Lenders and Commitments

SCHEDULES
Schedule 1.01(a)	Mortgaged Property
Schedule 1.01(b)	Guarantors
Schedule 1.01(c)	Pledgors
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(b)	Corporate Organizational Chart
Schedule 3.09	Material Agreements
Schedule 3.18	Environmental Matters

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Budget
Exhibit G	Withdrawal Notice
Exhibit H	Form of Exit Facility Term Sheet
Exhibit I	Form of Note
Exhibit J	Form of Interim Order
Exhibit K	Form of Security Agreement
Exhibit L-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M	Form of Plan of Reorganization

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SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of March 19, 2020, among Internap Corporation, a Delaware corporation and a debtor and debtor-in-possession (“Borrower”), the guarantors from time to time party hereto as debtors and debtors-in-possession, the several banks and other financial institutions from time to time party (as further defined in Section 1.01, the “Lenders”), Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, on March 16, 2020 (the “Petition Date”), the Borrower and the Guarantors (together with any of its Subsidiaries and Affiliates that are or become debtors under the Chapter 11 Cases, collectively, the “Debtors”, and each individually, a “Debtor”) commenced Chapter 11 Case Nos. 20-10805, 20-10806, 20-22393, 20-22394, 20-22396, 20-22398, and 20-22399, as administratively consolidated at Chapter 11 Case No. 20-22393 (collectively, the “Chapter 11 Cases” and each individually, a “Chapter 11 Case”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lenders provided financing to the Borrower pursuant to that Credit Agreement dated April 6, 2017, among the Borrower, the Guarantors, Jefferies Finance LLC, as the administrative agent and collateral agent thereunder (collectively, the “Pre-Petition Agent”), the lenders party thereto (the “Pre-Petition Lenders”), and the other parties thereto (as amended by that certain First Amendment to Credit Agreement dated as of June 28, 2017, that certain Second Amendment to Credit Agreement dated as of February 6, 2018, that certain Incremental and Third Amendment to Credit Agreement dated as of February 28, 2018, that certain Fourth Amendment to Credit Agreement dated as of April 9, 2018, that certain Incremental and Fifth Amendment to Credit Agreement dated as of August 28, 2018, that certain Sixth Amendment to Credit Agreement dated as of May 8, 2019, that certain Seventh Amendment to Credit Agreement dated as of October 29, 2019, and that certain Incremental and Eighth Amendment to Credit Agreement dated as of March 13, 2020, pursuant to which a new Incremental Term Loan Facility in the aggregate principal amount of $5,000,000 (the “Pre-Petition New Incremental Loan Facility,” and the loans made pursuant thereto, the “Pre-Petition New Incremental Loans,” and the lenders party thereto, the “Pre-Petition New Incremental Lenders”), and as otherwise amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Pre-Petition Credit Agreement”);

WHEREAS, as of the close of business on March 17, 2020, the Pre-Petition Lenders under the Pre-Petition Credit Agreement were owed approximately $456,415,500.71 in outstanding principal amount plus interest, fees, costs and expenses and all other Pre-Petition Obligations under the Pre-Petition Credit Agreement, including, without limitation, the Pre-Petition New Incremental Loans in outstanding principal amount of $5,000,000 plus interest, fees, costs and expenses under the Pre-Petition Credit Agreement;

WHEREAS, the obligations under and as defined in the Pre-Petition Credit Agreement are secured by a security interest in substantially all of the existing and after-acquired assets of the Borrower and the Guarantors;

WHEREAS, the Borrower has requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured term loan credit facility of up to of up to $75,000,000 consisting of (i) a new money secured term loan credit facility available in a single draw, in the amount of $70,000,000 (“DIP New Money Loans”), and (ii) a roll up of $5,000,000 of the Pre-Petition New Incremental Loans (the “DIP Roll Up Loans”, together with the New Money Loans the “DIP Facility”), subject, in each case, to certain conditions in each instance, pursuant to the DIP Order, to fund the general corporate purposes and working capital requirements of the Borrower during the pendency of the Chapter 11 Cases, solely pursuant to and in accordance with the Approved Budget;

WHEREAS, subject to the terms hereof and the DIP Order, the Borrower and the Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Administrative Agent, Collateral Agent and the other Secured Parties, a security interest in and lien upon all of their existing and after-acquired personal property;

WHEREAS, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to Alternate Base Rate.

“Actual Cash Receipts” means with respect to any period, as the context requires, (x) the amount of actual receipts during such period of the Loan Parties (excluding any borrowings under this Agreement) under the heading “Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all such receipts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis (consistent with the Variance Testing Period), in each case, as determined by reference to the Approved Budget as then in effect.

“Actual Operating Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount of actual operating disbursements made by the Loan Parties during such period that correspond to each line item (on a line item by line item basis) under the headings “Operating Disbursements” in the Approved Budget and/or (y) the sum, for such period, of all such disbursements for all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis (consistent with the Variance Testing Period), in each case, as determined by reference to the Approved Budget as then in effect, which amounts do not include Actual Restructuring Related Amounts.

“Actual Restructuring Related Amounts” means with respect to any period, the amount of financing, restructuring and professional fees during such period for which the Loan Parties are liable for payment (including as reimbursement to any Secured Parties or the Specified Lender Advisors) that correspond to the headings “Restructuring Related” in the Approved Budget as then in effect.

“Ad Hoc Group of Lenders” means those certain Lenders represented by Gibson Dunn & Crutcher LLP, as counsel, and Rothschild & Co., as financial advisor.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to (x) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; provided that in no event shall the Adjusted LIBOR Rate be less than one percent per annum in respect of the Loans.

“Administrative Agent” has the meaning set forth in the preamble hereto and includes each other Person appointed as the successor administrative agent pursuant to Article IX.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” means legal counsel (including local, regulatory, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or (ii) any Person that is an officer or director of the Person specified and (y) for purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC and Affiliates.

“Agent Consent Right” means the Administrative Agent’s and Collateral Agent’s rights to consent to or approve of the form and substance of any of the DIP Order, the Plan of Reorganization, or the confirmation order in respect of the Plan of Reorganization; provided, that such rights to consent or approve shall apply solely to the extent any of the DIP Order, the Plan of Reorganization, or the confirmation order in respect of the Plan of Reorganization materially and adversely affects any of the rights and/or obligations of the Administrative Agent or Collateral Agent (respectively) set forth in this Agreement.

“Agents” means the Administrative Agent and the Collateral Agent; and “Agent” means any of them as the context requires.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day, (b) with respect to the Loans issued on the Closing Date, 2.00% per annum, (c) the Federal Funds Effective Rate in effect on such day plus 0.50% and (d) the Adjusted LIBOR Rate for a Eurodollar Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (c) or (d), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist; provided that in no event shall the Alternate Base Rate be less than zero percent per annum.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.21.

“Applicable Margin” means, for any day, with respect to any Loan that is an ABR Loan, 9.00% per annum, and any Loan that is a Eurodollar Loan, 10.00% per annum.

“Approved Budget” means the then most current budget prepared by the Borrower and approved by the Required Lenders in accordance with Section 5.13.  As of the Closing Date the Approved Budget is attached hereto as Exhibit D.

“Approved Budget Variance Report” means a report provided by the Borrower to the Administrative Agent and the Lenders (a) showing, in each case, on a line item by line item and cumulative basis, the Actual Cash Receipts, the Actual Operating Disbursement Amounts and Actual Restructuring Related Amounts as of the last day of the Prior Week, and the Variance Testing Period then most recently ended, noting therein (i) all variances, on a line item by line item basis and a cumulative basis, from the Budgeted Cash Receipts, the Budgeted Operating Disbursement Amounts, and the Budgeted Restructuring Related Expenses for such period as set forth in the Approved Budget as in effect for such period and (ii) containing an indication as to whether each variance is temporary or permanent and analysis and explanations for all material variances, (iii) certifying compliance or non-compliance with such maximum variances set forth therein, and (iv) including explanations for all material variances and violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intends to take with respect thereto and (b) which such reports shall be certified by a Responsible Officer of the Borrower and shall be in a form, and shall contain supporting information, satisfactory to the Required Lenders in their sole discretion.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means (a) any Disposition of any Property by any Company and (b) any issuance or sale by any Company of any Equity Interests of any Subsidiary of Borrower, in each case, to any Person other than (x) a Loan Party or (y) in the case of a Wholly Owned Subsidiary of Borrower that is not a Loan Party, another Wholly Owned Subsidiary of Borrower that is not a Loan Party

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 10.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Court” has the meaning set for the in the recitals to this Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time be in effect and applicable to the Chapter 11 Cases.

“Base Rate” means, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” means the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means a borrowing or deemed borrowing of Loans hereunder.

“Borrowing Request” means a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Budgeted Cash Receipts” means with respect to any period, as the context requires, (x) the line item under the heading “Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all the amounts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis (consistent with the Variance Testing Period), in each case, as determined by reference to the Approved Budget as then in effect.

“Budgeted Operating Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount that corresponds to the line item under the heading “Total Operating Disbursements” in the Approved Budget and/or (y) the sum, for such period, of all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis (consistent with the Variance Testing Period), in each case, as determined by reference to the Approved Budget as then in effect, which amounts do not include Budgeted Restructuring Related Amounts.

“Budgeted Restructuring Related Amounts” means with respect to any period, the amount of financing, restructuring and professional fees for such period that are set forth under the headings “Restructuring Related” in the Approved Budget, as then in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City or Atlanta, Georgia are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Anti-Terrorism Laws” has the meaning set forth in Section 3.21.

“Canadian Pension Plan” means each “registered pension plan” as such term is defined under the Income Tax Act (Canada) that is maintained or contributed to by any Company for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Sanctions” has the meaning set forth in Section 3.21.

“Capital Expenditures” means, without duplication, (a) any cash expenditure for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP and (b) Capital Lease Obligations and Synthetic Lease Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of Property pursuant to Section 2.10(e), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) amounts expended by any Company to purchase assets constituting an ongoing business, (iv) the purchase of assets to the extent financed with the proceeds of Dispositions that are not required to be mandatorily prepaid pursuant to Section 2.10, (v) expenditures relating to the construction or acquisition of any asset that has been transferred to a Person other than Borrower and its Subsidiaries during the same fiscal year in which such expenditures were made, or in the immediately succeeding fiscal year, pursuant to a Sale and Leaseback Transaction consummated prior to the New Incremental Loan Closing Date (as defined in the Pre-Petition Credit Agreement).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Capital Requirements” means, as to any Person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital or liquidity requirements, the calculation of such Person’s capital, liquidity or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such Person or any Person controlling such Person (including any direct or indirect holding company), or the manner in which such Person or any Person controlling such Person (including any direct or indirect holding company) allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Borrower and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Borrower and its Subsidiaries.

“Carve-Out” has the meaning set forth in the DIP Order.

“Cash Equivalents” means, as of any date of determination and as to any Person, any of the following:  (a) United States and Canadian dollars (including amounts denominated in such currencies that are deposited into a deposit account (within the meaning of the UCC)); (b) in the case of any Foreign Subsidiary, (x) such local currencies held by it from time to time in the ordinary course of business and not for speculation (including any amounts denominated in such currencies that are deposited with any bank that serves as a depository bank for, among other things, payroll accounts maintained by a Foreign Subsidiary in the applicable jurisdiction in the ordinary course of business) or (y) customarily utilized high-quality investments in securities denominated in such local currencies with average maturities of not more than 20 days from the date of acquisition held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation; (c) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (d) money market deposits, time deposits, eurodollar time deposits, overnight bank deposits and certificates of deposit of any Lender or any domestic or foreign bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, capital and surplus aggregating in excess of $250,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person, (e) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (c) above entered into with any Person meeting the qualifications specified in clause (d) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (f) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-2 or the equivalent thereof by Moody’s Investors Service Inc. (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), and in each case maturing not more than one year after the date of acquisition by such Person, (g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating of at least P-2 or A-2 from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of not more than one year from the date of acquisition; (i) Investments with average maturities of not more than one year from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (j) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (i) of this definition; and (k) solely with respect to any Foreign Subsidiary or Investments made in a country outside the United States of America, (x) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in customarily utilized high-quality investments analogous to the foregoing investments in clauses (a) through (j).

“Cash Management Services” means (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Casualty Event” means any loss of title (other than through a consensual Disposition of such Property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property of any Company.  “Casualty Event” shall include any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. � 9601 et seq.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Control” means the occurrence of any of the following:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Borrower representing more than 40% of the voting power of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));

(b)         during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c)         any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the equity securities of Borrower entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire (whether pursuant to an option right or otherwise)) representing 40% or more of the combined voting power of such securities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, order, rule, regulation, policy, or treaty by any Governmental Authority, (b) any change in any law, order, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” has the meaning set forth in the preamble hereto.

“Charges” has the meaning set forth in Section 10.13.

“Claims” has the meaning set forth in Section 10.03(b).

“Closing Date” means the date of the initial Credit Event hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other Property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Commitment” means, the DIP New Money Commitment and the DIP Roll Up Commitment.

“Commitment Fee” has the meaning set forth in Section 2.05(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. �1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 10.01(b).

“Communications Act” means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation, C.F.R. Title 47 and the rules, regulations and decisions by the FCC, in each case, as from time to time in effect.

“Companies” means Borrower and its Subsidiaries; and “Company” means any one of them.

“Compliance Certificate” means a certificate of a Financial Officer of Borrower substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent and Borrower.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease Property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation) or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or consistent with past practice or any product or service warranties given in the ordinary course of business or consistent with past practice.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” means, as the context may require, (i) the making of a Loan by a Lender or (ii) a Withdrawal.

“Credit Facilities” means the DIP Facility provided for hereunder.

“Cumulative Period” means, at any time, the period from the Closing Date through the Prior Week.

“Default” means any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” has the meaning set forth in Section 2.16(c).

“Default Period” has the meaning set forth in Section 2.16(c).

“Default Rate” has the meaning set forth in Section 2.06(c).

“Defaulted Loan” has the meaning set forth in Section 2.16(c).

“Defaulting Lender” means any Lender that (a) has failed to fund its portion of any Borrowing, unless the subject of a good faith dispute between Borrower and such Lender related hereto, (b) has notified Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Borrower and such Lender); provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) has otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due (unless the subject of a good faith dispute), (e) has (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its Properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or other Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder; provided, however, that no Lender shall be deemed to be a Defaulting Lender under this clause (e) solely by virtue of an Undisclosed Administration or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.  For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 10.04(h).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to Borrower and each other Lender.

“DIP Facility” shall have the meaning assigned to such term in the recitals.

“DIP New Money Commitment” means, with respect to each Lender, the commitment of such Lender to make DIP New Money Loans hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the DIP New Money Loans to be made by such Lender hereunder or pursuant to an Assignment and Acceptance.  The amount of each Lender’s DIP New Money Commitment as of the Closing Date is set forth on Annex 1 hereto or in any applicable Assignment and Acceptance pursuant to which any such Lender shall have assumed or assigned any portion a DIP New Money Commitment, as the case may be.  Once funded, the DIP New Money Commitments shall be reduced to zero and terminated.

“DIP New Money Loans” shall have the meaning assigned to such term in the recitals.

“DIP Order” means the Interim Order, unless the Final Order shall have been entered, in which case it means the Final Order.

“DIP Roll Up Commitments” means, with respect to each Lender, the principal amount of DIP Roll Up Loans of such Lender deemed to be funded hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the DIP Roll Up Loans deemed to be made by such Lender hereunder or pursuant to an Assignment and Acceptance.  The amount of each Lender’s DIP Roll Up Commitment as of the Closing Date is set forth on Annex 1 hereto or in any applicable Assignment and Acceptance pursuant to which any such Lender shall have assumed or assigned any portion a DIP Roll Up Commitment, as the case may be.  Once deemed funded, the DIP Roll Up Commitments shall be reduced to zero and terminated.

“DIP Roll Up Loans” shall have the meaning assigned to such term in the recitals.

“Disposition” means, with respect to any Property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such Property (including (i) by way of merger, consolidation or amalgamation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” means, with respect to any Person, any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any direct or indirect parent thereof that do not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or before the first anniversary of the Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interests referred to in (a) above (other than solely for Equity Interests in such Person or in any direct or indirect parent thereof that do not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests), in each case at any time on or before the date that is 91 days following the Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect before the date that is 91 days following the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change of control” or similar event shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after all Secured Obligations under clauses (a) and (b) of the definition thereof (other than contingent reimbursement and indemnification obligations that are not then due and payable ) have been paid in full and all Commitments have terminated or expired and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability.

“Dividend” means, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of Property (other than Qualified Capital Stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such Person (or any options or warrants issued by such Person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to such consents, if any, as may be required under Section 10.04(b)).

“Embargoed Person” means any Person that is the subject of sanctions or trade restrictions under (a) United States law, including any Person identified on (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. �� 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder, or (ii) the Executive Order, any related enabling legislation or any other similar executive orders or (b) any person that is designated, listed or otherwise identified under Canadian Sanctions (the Legal Requirements referred to in clauses (a) and (b), collectively, “Sanctions Laws”).

“Employee Benefit Plan” means any of (a) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained, contributed to, or required to be maintained or contributed to by any Company or any of its ERISA Affiliates, (b) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (c) a “plan” as defined in Section 4975 of the Code or (d) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) assets of any such “employee benefit plan” or “plan”, in each case, excluding any Canadian Pension Plan.

“Environment” means any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” means any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under or relating to Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, Response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, Property damage, indemnification, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” means any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of Property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” means, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Borrower, (ii) any Preferred Stock Issuance by Borrower after the Closing Date or (iii) any contribution to the capital of Borrower after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code and regulations promulgated under those sections or within the meaning of meaning of Section 4001(b) of ERISA, or solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six (6) years after such period if no such liability has been asserted against such Person or such Subsidiary; provided, however, that such Person or such Subsidiary shall continue to be an ERISA Affiliate of such Person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such Person or such Subsidiary before the expiration of such six-year period.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Code and Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the provision to any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to institute proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA or otherwise with respect to any Pension Plan or Multiemployer Plan; (xi) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Section 430, 431 or 432 of the Code or Section 303, 304 or 305 of ERISA; (xii) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; or (xiii) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company or any of its ERISA Affiliates.

“Escrow Account” means the Deposit Account (as defined in the Escrow Agreement).

“Escrow Agent” means the Escrow Agent under the Escrow Agreement, which shall initially be Bank of New York.

“Escrow Agreement” means an Escrow Agreement dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time) among the Borrower, the Escrow Agent and the Administrative Agent for and on behalf of the Lenders relating to the Escrow Account.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning set forth in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office located in, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax, or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an Eligible Assignee pursuant to a request by Borrower under Section 2.16), any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15, (c) any withholding tax that is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(f), and (d) any United States federal withholding tax imposed as a result of FATCA.

“Executive Order” has the meaning set forth in Section 3.21.

“Existing Lien” has the meaning set forth in Section 6.02(c).

“Exit Conversion” has the meaning set forth in Section 2.04(f).

“Exit Facility Credit Agreement” has the meaning set forth in Section 2.04(f).

“Exit Facility Term Sheet” means the Term Sheet attached as Exhibit H.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or pursuant to a specific delegation of authority by such Board of Directors.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any successor provisions described above).

“FCC” means the U.S. Federal Communications Commission, or any successor agency of the federal government administering the Communications Act, including its staff acting under delegated authority.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential Premium Letter, dated March 19, 2020, among Borrower and Jefferies Finance LLC.

“Fees” means the Commitment Fees, the Fronting Fees and the other fees referred to in Section 2.05(c).

“Final Order” means an order entered on the Final Hearing Date by the Bankruptcy Court approving the DIP Facility on a final basis under the Bankruptcy Code, which order shall be in form and substance satisfactory to the Required Lenders in their sole and absolute discretion and the Agents (to the extent of the Agent Consent Right) (as such order may be amended, modified or extended in a manner satisfactory to the Required Lenders and the Agents (to the extent of the Agent Consent Right)), which order has not been reversed or stayed or is otherwise subject to a timely filed motion for a stay, rehearing, reconsideration, appeal or any other review without the consent of the Required Lenders.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Person.

“First Testing Period” means (a) in respect of Actual Operating Disbursement Amounts, one calendar week ending on March 13, 2020, and (b) in respect of Actual Cash Receipts,  the period commencing three weeks prior to, and ending on, March 13, 2020 (which shall include two weeks of Actual Cash Receipts plus one week of projected receipts).

“Flood Hazard Property” means a property in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Entity” means any entity not organized under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit, deferred compensation, registered pension, or other retirement or superannuation plan, fund, program, policy, commitment, arrangement or agreement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States and Canada.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fees” has the meaning set forth in Section 2.05(b).

“Funding Default” has the meaning set forth in Section 2.16(c).

“GAAP” means generally accepted accounting principles in the United States, or successors thereto (e.g., subject to Section 1.04, IFRS), applied on a consistent basis.  For purposes of this Agreement, a generally accepted accounting principle shall be deemed to constitute GAAP (and a change in GAAP, if applicable) on the earliest date on which it is permitted to be adopted by any Company under the Legal Requirements applicable thereto.

“Governmental Authority” means any federal, state, provincial, territorial, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality self-regulatory organization, or regulatory body, including the FCC and any PUC, or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining any government or any court, in each case whether associated with a state of the United States, the United States, a province or territory of Canada, Canada or another Foreign Entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.04(h).

“Guaranteed Obligations” has the meaning set forth in Section 7.01.

“Guarantees” means the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantor” means each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.11.

“Hazardous Materials” means hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, underground or aboveground storage tanks, whether empty or containing any substance, any mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property or any other pollutants (including greenhouse gases), contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date before the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be), as in effect from time to time.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBOR Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (d) all obligations of such Person issued or assumed as part of the deferred purchase price of Property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP); (e) all Indebtedness secured by any Lien on Property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such Property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Hedging Obligations, valued at the Hedging Termination Value thereof; (i) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Capital Stock and (k) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Indemnitee Related Persons” has the meaning set forth in Section 10.03(b).

“Information” has the meaning set forth in Section 10.12.

“Insolvency Laws” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar federal or state Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada) and the Civil Code of Quebec.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States federal or state Legal Requirements, including any Insolvency Laws.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” has the meaning set forth in Section 3.06(a).

“Intercompany Note” means the intercompany demand promissory note substantially in the form of Exhibit D (i) delivered to the Pre-Petition Agent on the Closing Date (as defined in the Pre-Petition Credit Agreement) or (ii) upon request by the Administrative Agent (at the direction of the Required Lenders), delivered by the Loan Parties to the Administrative Agent within 5 Business Days of such request.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” means (a) with respect to any ABR Loan , the last Business Day of each month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one months thereafter (unless such subsequent calendar month does not have a numerically corresponding day, in which case such Interest Period shall end on the last Business Day of such subsequent calendar month).

“Interim Order” means an order entered by the Bankruptcy Court approving the DIP Facility on an interim basis under the Bankruptcy Code, substantially in the form of Exhibit J (as such order may be amended, modified or extended in a manner satisfactory to the Required Lenders and the Agents (to the extent of the Agent Consent Right)), which order is not subject to a stay, injunction or other limitation not approved by the Required Lenders.

“Interpolated Rate” has the meaning set forth in the definition of “LIBOR Rate.”

“Investments” has the meaning set forth in Section 6.04.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, in each case whether or not having the force of law.  For purposes of Section 2.15, the term “applicable Legal Requirements” shall include FATCA.

“Lenders” means (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other Person that becomes a party hereto pursuant to an Assignment and Assumption (including pursuant to Section 2.19), other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) (the “Screen Rate”) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, (ii) if no comparable term for an Interest Period (the “Impacted Interest Period”) is available, the LIBOR Rate shall be determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available) that exceeds the Impacted Interest Period, in each case, for such Interest Period (such rate, the “Interpolated Rate”) and (iii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” means, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two (2) Business Days before the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  Notwithstanding the rate determined pursuant to the foregoing, in no event shall the LIBOR Rate be less than 1.00%.  “Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“License Subsidiary” means each single purpose Subsidiary of Borrower created solely to hold Regulatory Licenses for one or more of its businesses.  As of the Closing Date, Internap Connectivity LLC is the only License Subsidiary.

“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC or PPSA (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes (if any), the Security Documents, each Joinder Agreement, the DIP Order, any other agreements, documents and instruments providing for or evidencing any other Obligations, and any other document or instrument executed or delivered at any time in connection with any Obligations, including any intercreditor or joinder agreement among holders of Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time, and, except for purposes of Section 10.02(b), the Fee Letter.

“Loan Parties” means Borrower and the Guarantors.

“Loans” means the DIP Roll Up Loans and the  DIP New Money Loans hereunder.

“Margin Stock” has the meaning set forth in Regulation U.

“Master Agreement” has the meaning set forth in the definition of “Hedging Agreement.”

“Material Adverse Effect” means (a) a material adverse effect on, or material adverse change in the financial condition or results of operations of the Companies, taken as a whole, or the Loan Parties, taken as a whole, the business, operations, property or condition (financial or otherwise) of the Companies, taken as a whole, (excluding, in the case of (a) and (d)(i) below, (i) any matters publicly disclosed in writing or disclosed to the Administrative Agent and the Lenders in writing prior to the filing of the Chapter 11 Cases, (ii) any matters disclosed in the schedules hereto, (iii) any matters disclosed in any first day pleadings or declarations, (iv) the filing of the Chapter 11 Cases, the events and conditions related and/or leading up thereto and the effects thereof and any action required to be taken under the Loan Documents or under the DIP Order and (v) any defaults under agreements as a result of the Chapter 11 Cases that are stayed by the Bankruptcy Court), (b) material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their payment obligations under any Loan Document, (c) a material impairment of the rights or remedies available to the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document, taken as a whole, or (d) a material adverse effect on (i) the Collateral, taken as a whole, or (ii)the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral, taken as a whole, or the validity, enforceability, perfection or priority of such Liens, taken as a whole.

“Material Agreement” means any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $5,000,000 in any twelve month period, (ii) the Data Center Leases, or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of (a) the date that is six months after the Petition Date, (b) the date on which the Obligations become due and payable pursuant to this Agreement, whether by acceleration or otherwise, (c) the effective date of a Plan of Reorganization for the Debtors, (d) the date of consummation of a sale of all or substantially all of the Debtors’ assets under Section 363 of the Bankruptcy Code, (e) the first Business Day on which the Interim Order expires by its terms, unless the Final Order has been entered and become effective prior thereto, (f) conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the conversion of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the Administrative Agent and the Required Lenders, (g) dismissal of any of the Chapter 11 Cases, unless otherwise consented to in writing by the Required Lenders, and (h) the Final Order (once entered) is vacated, terminated, rescinded, revoked, declared null and void or otherwise ceases to be in full force and effect.

“Maximum Rate” has the meaning set forth in Section 10.13.

“Milestones” means the Milestones set forth in Section 5.13 or any “Milestones,” “Required Milestones” or similar undertakings or requirements set forth in the RSA.

“Mortgaged Property” means (a) each Real Property identified on Schedule 1.01(a) hereto and (b) each Real Property, if any, which shall be subject to a mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, including for these purposes, any Person which ceased to be an ERISA Affiliate during such six-year period, or (c) with respect to which any Company or any of its ERISA Affiliates could incur liability, whether absolute or contingent.

“Net Cash Proceeds” means:

(a)         with respect to any Asset Sale (other than any issuance or sale of Equity Interests), an amount equal to the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) selling expenses (including brokers’ fees or commissions, legal, investment banking, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve (other than as a result of payments made thereunder), such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)         with respect to any (i) Debt Issuance, (ii) Equity Issuance or (iii) other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, an amount equal to the cash proceeds thereof received by any Company, net of fees, commissions, costs and other expenses incurred in connection therewith; and

(c)       with respect to any Casualty Event, an amount equal to the cash insurance proceeds (other than business interruption insurance proceeds), condemnation awards and other compensation received by any Company in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Public Information” means (i) material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Subsidiaries or their securities and (ii) information of a type that would be material non-public information (within the meaning of United States federal, state or other applicable securities laws) relating to Borrower if Borrower were a public reporting company with respect to Borrower or its Subsidiaries or their respective securities.

“Notes” means any notes evidencing the Loans, in each case issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I.

“Obligations” means (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) [reserved] and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning set forth in Section 3.21.

“Officers’ Certificate” means a certificate executed by (i) the chairman of the Board of Directors (if an officer), the chief executive officer or the president and (ii) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and bylaws (or similar constituent documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any applicable Lender, assignor or assignee (collectively, “Recipient”), Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising solely from having executed, delivered, become a party to, or performed any obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other List” has the meaning set forth in the definition of “Embargoed Person.”

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Participant” has the meaning set forth in Section 10.04(e).

“Participant Register” has the meaning set forth in Section 10.04(e).

“Patriot Act” has the meaning set forth in Section 3.21(a).

“PBGC” means the Pension Benefit Guarantee Corporation referred to and defined in ERISA.

“Pension Plan” means any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (a) which is maintained or contributed to by any Company or any of its ERISA Affiliates, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, including for these purposes, any Person which ceased to be an ERISA Affiliate during such six-year period, or (c) or with respect to which any Company or any of its ERISA Affiliates could incur liability, whether absolute or contingent (including under Section 4069 of ERISA).

“Permitted Liens” has the meaning set forth in Section 6.02.

“Permitted Variance” means (a) in respect of Actual Operating Disbursement Amounts, 25% for the First Testing Period, 20% for the Second Testing Period and 15% for each of the Third Reporting Period and for each Rolling Four Week Testing Period, and (b) in respect of Actual Cash Receipts, 15% for each Variance Testing Period.

“Person” means any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Petition Date” means March 16, 2020.

“Plan of Reorganization” means a plan of reorganization substantially in the form of Exhibit M or otherwise in form and substance satisfactory to (x) the Required Lenders in all respects and (y) the Agents (to the extent of the Agent Consent Rights) and consented to by the Required Lenders and the Agents (to the extent of the Agent Consent Right), confirmed by an order (in form and substance satisfactory to the Required Lenders and the Agents (to the extent of the Agent Consent Rights)) of the Court under the Chapter 11 Cases, containing, among other things, (i) a release in favor of the Administrative Agent and the Lenders and their respective affiliates, and (ii) provisions with respect to the settlement or discharge of all claims and other debts and liabilities, and such Plan of Reorganization shall be in full force and effect and shall not have been modified, altered, amended or otherwise changed or supplemented without the prior written consent of the Required Lenders and the Agents (to the extent of the Agent Consent Right).

“Platform” means IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Pledgor” means each Company listed on Schedule 1.01(c), and each other Restricted Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Guarantor) and the Security Documents pursuant to Section 5.11.

“PPSA” means the Personal Property Security Act as in effect from time to time (except as otherwise specified) in any applicable province or jurisdiction, or, in the case of the Province of Quebec, the Civil Code of Quebec.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” means the issuance or sale by any Company of any Preferred Stock after the Closing Date.

“Pre-Petition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Pre-Petition Credit Agreement” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Pre-Petition Collateral” means the “Collateral” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Lenders” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Obligations” means the “Obligations” as defined in the Pre-Petition Credit Agreement.

“Prepack Scheduling Motion” means a motion filed by the Borrower with the Bankruptcy Court seeking entry of an order of the Bankruptcy Court scheduling a combined hearing with respect to the confirmation of the Chapter 11 Plan and the approval of the Chapter 11 Plan Disclosure Statement, in form and substance acceptable to Required Lenders.

“Prepack Scheduling Order” means an order by the Bankruptcy Court granting the Prepack Scheduling Motion, in form and substance reasonably acceptable to Required Lenders.

“Primary Syndication” means the syndication of the Loans by the initial Lender and immediate transferees of such Lender in accordance with the syndication plan agreed to among such Lenders with the advice of the Specified Lender Advisors.

“Prior Week” means for any week, the immediately preceding calendar week (Saturday through Friday) ending on the Friday of such week.

“Projections” has the meaning set forth in Section 3.04(b).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower or its Subsidiaries.

“PUC” means any state public service or public utility commission or other state Governmental Authority that exercises jurisdiction over the rates or services or the acquisition, construction or operation of any telecommunications system of any person who owns, constructs or operates any telecommunications system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to persons conducting business in such state.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any Person owning fixed or capital assets) or the cost of installation, construction, repair, replacement or improvement of any fixed or capital assets provided, however, that (i) such Indebtedness is incurred within 120 days after such acquisition, installation, construction, repair, replacement or improvement of such fixed or capital assets (including Equity Interests of any Person owning the applicable fixed or capital assets) by such Person and (ii) the amount of such Indebtedness does not exceed the lesser of 100% of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning set forth in Section 10.04(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Licenses” has the meaning set forth in Section 3.01(a).

“Related Person” means, with respect to any Person, (a) each Affiliate of such Person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling Persons of each of the foregoing, and (b) if such Person is an Agent, each other Person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 9.05 or any comparable provision of any Loan Document.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Remedies Notice Period” shall have the meaning assigned to such term in the DIP Order.

“Required Lenders” means, at any date of determination, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time.

“Required Milestones” means the “Milestones”, or such similar term, as defined in the DIP Order or the RSA, as applicable.

“Reserve Regulations” has the meaning set forth in the definition of “Statutory Reserves.”

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any words of similar import defined under other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” means Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11(a).

“Reuters Screen LIBOR01 Page” has the meaning set forth in the definition of “LIBOR Rate.”

“Rolling Four Week Testing Period” means each cumulative period of four weeks ending on the Friday of each of the calendar week ending after April 3, 2020.

“RSA” means the Restructuring Support Agreement dated as of March 13, 2020.

“RSA Termination Event” means an event described under Section 13 of the RSA which with the passage of time or the taking of action thereunder would result in the termination of the RSA.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions Laws (including as of the date hereof, Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions Laws” has the meaning set forth in the definition of “Embargoed Person.”

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended from time to time and, and any successor statute.

“Screen Rate” has the meaning set forth in the definition of “LIBOR Rate.”

“SDN List” has the meaning set forth in the definition of “Embargoed Person.”

“SEC” means, the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Testing Period” means (a) in respect of Actual Operating Disbursement Amounts, two calendar week ending on March 20, 2020, and (b) in respect of Actual Cash Receipts, the period commencing four weeks prior to, and ending on, March 20, 2020 (which shall include two weeks of Actual Cash Receipts plus two weeks of projected receipts).

“Secured Obligations” means (a) the Obligations, (b) [reserved] and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties owed to any Secured Party arising from Cash Management Services.

“Secured Parties” means, collectively with respect to the Obligations, the Lenders, the Administrative Agent, the Collateral Agent, and each other Agent, if any.

“Securities Act” means the Securities Act of 1933, as amended from time to time and, and any successor statute.

“Securities Collateral” has the meaning set forth in the Security Agreement.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit K among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, modified or supplemented from time to time.

“Security Agreement Collateral” means all Property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11; provided that, for the avoidance of doubt, Excluded Property (as defined in the Security Agreement) shall not constitute Security Agreement Collateral.

“Security Documents” means the DIP Order, the Security Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any Property as collateral for the Secured Obligations, and all UCC or other financing statements (including fixture filings and transmitting utility filings, as applicable) or instruments of perfection required by this Agreement, the Security Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in Property created pursuant to the Security Agreement and any other document or instrument utilized to pledge any Property as collateral for the Secured Obligations.

“SPC” has the meaning set forth in Section 10.04(h).

“Specified Lender Advisors” means (x) Gibson, Dunn & Crutcher LLP, as legal counsel, (y) Rothschild & Co., as financial advisor, and (z) any other financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts retained by the Ad Hoc Group of Lenders and/or the Required Lenders, in each case, taken as a whole.

“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D”) issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Successor Case” means with respect to the Chapter 11 Cases, any subsequent proceedings under Chapter 7 of the Bankruptcy Code.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months before the date of delivery thereof unless there shall have occurred within six months before such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in such Mortgaged Property has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days before such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in such Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Required Lenders) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(l)(iii) or (b) otherwise reasonably acceptable to the Required Lenders and Collateral Agent.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any Property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. federal (or foreign) income tax purposes, other than any such lease under which such Person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of Property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Insolvency Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” means all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges imposed by a Governmental Authority, including any interest, fines, penalties or additions with respect to any of the foregoing.

“Third Testing Period” means (a) in respect of Actual Operating Disbursement Amounts, three calendar week ending on March 27, 2020, and (b) in respect of Actual Cash Receipts, the period commencing four weeks prior to, and ending on, March 27, 2020 (which shall include one week of Actual Cash Receipts plus three weeks of projected receipts).

“Title Company” means any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent and the Specified Lender Advisors.

“Title Policy” has the meaning set forth in Section 4.01(l)(iii).

“Transactions” means, collectively, (a) the execution, delivery and performance of the Loan Documents and the initial Credit Events hereunder (b) the payment of all fees, costs and expenses to be paid on or before the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” has the meaning set forth in Section 7.09.

“Type” means, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701 (a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(f).

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent company is subject to home jurisdiction supervision if applicable Legal Requirements require that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” means the United States of America.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents owned by Borrower and its Subsidiaries.

“Variance Testing Period” means, as applicable, each of the First Testing Period, Second Testing Period, Third Testing Period and, thereafter, each Rolling Four Week Testing Period ending on the Friday of each calendar week ending thereafter.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, with respect to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% Equity Interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

“Withdrawal” means a withdrawal from the Escrow Account made in accordance with Section 4.03.

“Withdrawal Date” means the date of the making of any Withdrawal.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Notice” means a notice substantially in the form attached hereto as Exhibit G to be delivered by the Borrower to the Escrow Agent and the Administrative Agent from time to time to request a Withdrawal from the Loan Proceeds Account, signed by a Chief Financial Officer, Chief Restructuring Officer or Chief Executive Officer of the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02       Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to Type (e.g., a “Eurodollar Borrowing”).

Section 1.03      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.  The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.  Each reference herein to documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Administrative Agent and any term or provision contained herein to be made in the Administrative Agent’s “discretion” or “sole discretion” (or any expression of similar import), such determination may be made by the Administrative Agent at the written direction of the Required Lenders (other than the Agent Consent Right which shall be made in the Administrative Agent’s sole discretion).

Section 1.04      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time.  If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document or any financial definition of any other provision of any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and the Specified Lender Advisors and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared without giving effect to such change.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that such Indebtedness shall at all times be valued at the full stated principal amount thereof.  Notwithstanding the foregoing, all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect on the Closing Date, would be accrued as rental and lease expense and would not constitute a capital lease obligation in accordance with GAAP as in effect on the Closing Date shall continue to not constitute a capital lease obligation, in each case, for purposes of the covenants set forth herein and all defined terms as used therein.

Without limiting the foregoing, if at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, Borrower may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or any requirement set forth in Section 5.01, (i) Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

Section 1.05        Reserved.

Section 1.06        Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS

Section 2.01       Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (a) each Lender having a DIP New Money Commitment severally, and not jointly, agrees to make the DIP New Money Loans on the Closing Date to the Borrower by funding to the Borrower and the Escrow Agent (as described below) in an amount equal to such Lender’s DIP New Money Commitment in a single borrowing (the “Borrowing”), which Borrowings shall be funded into the Escrow Account in an amount equal to $50,000,000 and into an account agreed to by the Borrower and the Required Lenders in an amount equal to $20,000,000; and (b) each Lender having a DIP Roll Up Commitment severally, and not jointly, agrees to the conversion on the Closing Date of its Pre-Petition Obligations on account of Pre-Petition New Incremental Loans into the DIP Roll Up Loans in an amount equal to such Lender’s DIP Roll Up Commitment.  Amounts paid or prepaid in respect of Loans may not be reborrowed.  The Borrower may request disbursements from the Escrow Account in accordance with Section 4.03 of this Agreement.

Section 2.02        Loans.

(a)         Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is equal to the remaining available balance of the applicable Commitments.

(b)       Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.

Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight (8) Eurodollar Borrowings in the aggregate outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)          [reserved]

(d)         Unless the Administrative Agent shall have received written notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the greater of the interest rate applicable at the time to ABR Loans and the interest rate applicable to such Borrowing.  If such Lender shall subsequently repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and any amounts previously so paid by Borrower shall be returned to Borrower.

(e)         Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03       Borrowing Procedure.  To request a Borrowing, Borrower shall deliver, by hand delivery or facsimile (or other electronic transmission), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request for a Loan shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)          the aggregate principal amount of such Borrowing;

(b)          the date of such Borrowing, which shall be a Business Day;

(c)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)         the location and number of Borrower’s account to which funds not deposited in the Escrow Account are to be disbursed; and

(e)          that the conditions set forth in Sections 4.02(b) and (c) are satisfied as of the date of the notice.

Section 2.04      Evidence of Debt; Repayment of Loans.  (a)  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender on the Maturity Date, and to the extent not previously irrevocably paid in full in cash, all Loans and Obligations shall be due and payable on the Maturity Date. All amounts borrowed and repaid hereunder shall not be reborrowed.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)         The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)         The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be conclusive, absent manifest error, evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)         Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, the Administrative Agent shall promptly prepare and deliver to Borrower, and Borrower shall promptly (and, in all events, within five (5) Business Days of receipt), execute and deliver to such Lender, a promissory note payable to such Lender and its registered assigns in the form of Exhibit I, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the Lender and its registered assigns.

(f)          Upon the consummation of the Plan of Reorganization, subject to the satisfaction, or waiver, of the conditions set forth in the Exit Facility Term Sheet and otherwise substantially in accordance with the terms and conditions set forth in the Exit Term Loan Facility Credit Agreement (as defined below), the Borrower may exercise an option to continue or convert the Loans into an exit term facility financing (the “Exit Conversion”).  If the Borrower elects to exercise the Exit Conversion, subject to the satisfaction or waiver by the Required Lenders of the conditions contained in the Exit Facility Term Sheet and the Exit Facility Credit Agreement (as defined below) each Lender, severally and not jointly, hereby agrees to continue its Loans hereunder outstanding on the effective date of the Plan of Reorganization as loans under, and subject entirely and exclusively to the terms and provisions of, the definitive documentation to be mutually agreed (including a credit agreement governing the continuation and conversion of the Loans, the “Exit Facility Credit Agreement”) and related documentation to the extent that such documentation is substantially consistent with the Exit Facility Term Sheet and contains substantially the terms set forth in the Exit Facility Term Sheet (as determined in good faith by the Required Lenders) and is otherwise in form and substance reasonably satisfactory to the Required Lenders.

(g)         Subject to Section 2.04(f), the Administrative Agent, the Lenders and the Loan Parties agree that, upon the effectiveness of the Exit Facility Credit Agreement:

(i)          the Borrower, in its capacity as reorganized Borrower, and each Guarantor, in its capacity as a reorganized Guarantor, shall assume all the Obligations hereunder with respect to the Loans and all other obligations in respect thereof in the manner set forth in the Exit Facility Credit Agreement and related loan documents;

(ii)           the Loans hereunder shall be continued or converted, as the case may be, as loans under the Exit Facility Credit Agreement;

(iii)          each Lender hereunder shall be a lender under the Exit Facility Credit Agreement in respect of its Loans continued or converted as the case may be;

(iv)          the Administrative Agent hereunder shall be the administrative agent and collateral agent under the Exit Facility Credit Agreement (provided that the Exit Facility Credit Agreement and related documentation is in form and substance reasonably acceptable to the Administrative Agent and the administrative agency fee payable to the Administrative Agent pursuant to the Exit Facility Credit Agreement is reasonably acceptable to the Administrative Agent and the Required Lenders); and

(v)            with respect to the Loans, this Agreement and all Obligations hereunder with respect thereto shall terminate and be superseded and replaced by the Exit Facility Credit Agreement.

Section 2.05        Fees.

(a)          Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender the fees applicable to such Lender, as set forth in the Fee Letter (the “Lender Fees”).

(b)        Fronting Fees.  Borrower agrees to pay to the Administrative Agent, for the sole account of Jefferies Finance LLC, the fronting fee set forth in the Fee Letter (the “Fronting Fees”).

(c)       Other Fees.  Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(d)         Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fees provided under Section 2.05(c) directly to the Agents.  Once paid, none of the Fees that are required to be paid hereunder shall be refundable under any circumstances.

Section 2.06        Interest on Loans.  (a)  Subject to the provisions of Section 2.06(c), (i) the Loans comprising each ABR Borrowing, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Loan Margin in effect from time to time.

(b)         Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)         Notwithstanding the foregoing, at any time while an Event of Default has occurred and is continuing, the overdue principal amount of any Loans and, to the extent permitted by applicable law, all overdue interest in respect of each Loan, and all overdue fees or other overdue amounts owed in respect of the Obligations shall be payable upon demand and shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b) or (ii) in the case of any other Obligation, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan before the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)         All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day.  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive and binding absent manifest error.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07        Termination and Reduction of Commitments.    Subject to the provisions of Section 2.19, the Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

Section 2.08        Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile (or by other electronic transmission), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c)          Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)         Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09        Reserved.

Section 2.10        Optional and Mandatory Prepayments of Loans.

(a)          Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $500,000.

(b)          Reserved.

(c)        Asset Sales.  Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h).

(d)        Debt Issuance, Preferred Stock Issuance.  Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Company or of any Preferred Stock Issuance by Borrower of Disqualified Capital Stock, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)         Casualty Events.  Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h).

(f)          Reserved.

(g)        Foreign Subsidiaries.  Notwithstanding any other provisions of this Section 2.10, mandatory prepayments as a result of Section 2.10(c) in respect of a Foreign Subsidiary (i) may be retained by the applicable Foreign Subsidiary to the extent the making of any such mandatory prepayment from the Net Cash Proceeds of any Asset Sale of any property or assets referred to in Section 2.10(c) received by any Foreign Subsidiary would give rise to a materially adverse tax consequence as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent (taking into account any foreign tax credit or benefit received in connection with such repatriation and after the Borrower and the applicable Foreign Subsidiary have used commercially reasonable efforts to mitigate such materially adverse tax consequence in order to make such prepayments) and may be retained by the applicable Foreign Subsidiary so long as such material adverse tax consequence continues to exist; provided that the aggregate amount of mandatory prepayments that have not been applied to the prepayment of the Loans pursuant to this subclause (h) shall not exceed $1,000,000 during the life of this Agreement; provided further that such Net Cash Proceeds of any such Asset Sale of any property or assets referred to in Section 2.10(c) shall be applied to prepay any Indebtedness of a Foreign Subsidiary permitted to be prepaid by this Agreement or reinvested in the business of any Company as permitted to be reinvested by this Agreement; provided further that if an Event of Default is then continuing, no prepayment of any such Indebtedness (other than any prepayment required by the terms of such Indebtedness) or reinvestments shall be permitted, and (ii) may be retained if prohibited under applicable local law (as reasonably determined by the Borrower); provided that such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use commercially reasonable efforts to take such actions required by the applicable local law to permit such repatriation), and once such repatriation is permitted under the applicable local law, unless such prepayment amount may be retained under foregoing clause (i), such repatriation shall be promptly effected.

(h)          Prepayments, if any, required or optionally made pursuant to this Section 2.10 shall be applied to repay the principal amount of the Loans plus any interest accrued and unpaid on such Loans.

Section 2.11         Alternate Rate of Interest.  If before the commencement of any Interest Period for a Eurodollar Borrowing:

(a)         the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) either (i) that Dollar deposits in the principal amounts of the Loans comprising the applicable Borrowing are not generally available in the London interbank market or (ii) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)         the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any Eurodollar Borrowing shall be converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12        Increased Costs; Change in Legality.  (a)  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against Property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)         impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)         subjects the Administrative Agent, any Lender to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnified pursuant to Section 2.15 and (B) Excluded Taxes) on its Loans, principal, letters of credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender, as applicable, by an amount deemed by such recipient to be material of making, converting to or from, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan)or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder by an amount deemed by the Administrative Agent or such Lender to be material (whether of principal, interest or otherwise), then Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.  The protection of this Section 2.12 shall be available to the Administrative Agent and each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b)        If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company by any amount deemed by such Lender to be material, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(c)        A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error; provided, however, that such certificate need not include any confidential or price sensitive information or any information that is prohibited by applicable Legal Requirements from being disclosed.  Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 180 days before the date that such Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to indicate the period of retroactive effect thereof.

(e)        Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i)          such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii)           such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f)          For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13       Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event and any liquidation or deployment of deposits required by such Lender to make, maintain or convert to such Loan.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate (together with any interest payable at the Default Rate, if then applicable, but excluding loss of margin or anticipated profit) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market, whether or not such Loan was in fact so funded.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof; provided, however, that such certificate need not include any confidential or price sensitive information or any information that is prohibited by applicable Legal Requirements from being disclosed.

Section 2.14       Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, or fees, or of amounts payable under Section 2.10(h), 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, before 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn:  Internap Corporation Account Manager, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iii) third, towards the payment of all other Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amount of such amounts then due to such parties.

(c)         If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of such Secured Party under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d)          Unless the Administrative Agent shall have received written notice from Borrower before the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d) or 10.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15        Taxes.   (a)  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without deduction or withholding for any and all Taxes, except as required by applicable Legal Requirements.  If applicable Legal Requirements (as determined in the good faith discretion of an applicable Loan Party or the Administrative Agent) require the deduction or withholding of any Tax from any such payment by such Loan Party or the Administrative Agent, then (i) if the Tax in question is an Indemnified Tax or Other Tax the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the relevant Loan Party, if applicable, shall make such deductions, reductions or withholdings and (iii) the relevant Loan Party, if applicable, shall timely pay the full amount deducted, reduced or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b)         In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent timely reimburse it for payment of, any Other Taxes.

(c)         The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender(in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)         Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)         As soon as practicable after any payment of Taxes and in any event within twenty (20) Business Days following any such payment being due, by any Loan Party to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Legal Requirements and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, at the time or times prescribed by applicable Legal Requirements and at the time or times reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing, (i) each Foreign Lender shall, to the extent it is legally entitled to do so, furnish to Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:  (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable, (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable, (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (B) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or any successor forms), (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two accurate and originally executed certificates substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable, (or any successor forms), or (D) to the extent a Foreign Lender is not the beneficial owner, two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY (or any successor forms), accompanied by two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI, U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificates substantially in the form of Exhibit L-2 or Exhibit L-3, U.S. Internal Revenue Service Forms W-9, and/or other certification documents (or any successor forms), as applicable, from each beneficial owner that would be required under this Section 2.15(f) if such beneficial owner were a lender; provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner, and (E) two accurate and complete originally executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made and (ii) any Lender that is not a Foreign Lender shall on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) furnish to Borrower and the Administrative Agent two accurate and complete originally executed U.S. Internal Revenue Service Forms W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding Tax.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          If a payment made to a Lender under any Loan Document may be subject to U.S. federal withholding tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent, such documentation prescribed by applicable Legal Requirements and such additional documentation reasonably requested by Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(g), the term “FATCA” shall include any amendments to FATCA after the date hereof.

(h)          If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower (or with respect to which Borrower’s payment of additional amounts pursuant to this Section 2.15), it shall pay over an amount equal to such refund to Borrower within a reasonable period and in any event within twenty (20) Business Days of such determination, net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee), as applicable, within ten (10) Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority.  Nothing contained in this Section 2.15(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-Tax position than the Administrative Agent or such Lender (or assignee) would have been in if the Indemnified Taxes or Other Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid.

Section 2.16        Mitigation Obligations; Replacement of Lenders.

(a)         Mitigation of Obligations.  If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender, whether from an economic, legal, regulatory or reputational standpoint or otherwise.  Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive and binding absent manifest error.

(b)         Replacement of Lenders.  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by the Lenders or affected Lenders holding the majority of the aggregate principal amount of Loans outstanding and/or unused commitments applicable thereto, as the case may be, or (v) any Lender or defaults in its obligations to make Loans or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee (other than its existing rights to payments pursuant to Section 2.12(a) or (b) or 2.15) which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (u) in the case of any such assignment resulting from a claim for compensation under Section 2.12(a) or (b) or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction of such compensation or payment thereafter, (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure any Default or Event of Default then ongoing, no such Default or Event of Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Required Lenders, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder (including any amounts under Sections 2.12 and 2.13); provided further that, if before any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.16(a)), or if such Lender shall irrevocably waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall irrevocably withdraw its notice under Section 2.12(e) or shall irrevocably waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c)         Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Commitments and Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 10.02(b)(i)-(x) and Section 10.02(b)(xiii) (including the granting of any consents or waivers).

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Defaulted Loan” means the Loans of a Defaulting Lender; (iii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (a) [reserved], (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c).  The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) on the Closing Date and upon each Credit Event thereafter that:

Section 3.01        Organization; Powers; Regulatory Licenses.

(a)         Each Company (i) is duly incorporated or organized and validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) subject to the entry of and terms of the DIP Order and other orders of the Bankruptcy Court, as applicable, has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals (including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to any Company by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies, in each case, regulating competition and telecommunications businesses) (collectively, the “Regulatory Licenses”) to carry on its business as now conducted and as proposed to be conducted and (iii) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)          Each Regulatory License is valid and in full force and effect and has not been, or will not have been, suspended, revoked, cancelled, restricted, terminated, not renewed or adversely modified, except to the extent any failure to be valid or in full force and effect or any suspension, revocation, cancellation, restriction, termination, nonrenewal or modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Regulatory License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any pending regulatory proceeding (other than those affecting the communications industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Loan Party has knowledge of any event, condition or circumstance that would preclude any Regulatory License from being renewed in the ordinary course (to the extent that such Regulatory License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)         The licensee of each Regulatory License is in compliance with each Regulatory License and has fulfilled and performed, or will fulfill or perform, all of its obligations with respect thereto in a timely manner, including with respect to the filing of all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC or any PUC, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance or to fulfill or perform its obligations or pay such fees or contributions has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)         One or more Loan Parties owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Equity Interests in, and Controls, all of the voting power and decision-making authority of, each licensee of the Regulatory Licenses, except for any Regulatory License the termination of which could not reasonably be expected to result in a Material Adverse Effect, and each such licensee is a Subsidiary.

Section 3.02        Authorization; Enforceability.  Subject to the entry of and the terms of the DIP Order, the Transactions to be entered into by each Loan Party are within such Loan Party’s organizational powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party.  Subject to the entry of and terms of the DIP Order, this Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03        No Conflicts; No Default.  Subject to the entry of and terms of the DIP Order and except to the extent excused as a result of the Chapter 11 Cases, the Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document (other than such as have been obtained and are in full force and effect), (d) will not violate any Legal Requirement in any material respect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents and Permitted Liens.  No Default or Event of Default has occurred and is continuing.

Section 3.04        Financial Statements; Projections.  (a) Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2017, December 31, 2018, and December 31, 2019, audited by and accompanied by (i) in the case of such financial statements for the fiscal year ended December 31, 2017, the opinion of PricewaterhouseCoopers LLP, independent public accountants and (ii) in the case of such financial statements for the fiscal years ended December 31, 2018 and December 31, 2019, the opinion of BDO USA, LLP, independent public accountants.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered, respectively, thereby and present fairly in all material respects the financial condition and results of operations and, if applicable, cash flows of the applicable Companies as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes).

(b)          [Reserved].

Section 3.05        Properties.  Each Company has good and marketable title to, or valid leasehold interests in, all its Property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose.

Section 3.06        Intellectual Property.

(a)       Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, in each case necessary for the conduct of its business as currently conducted and proposed to be conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)         Except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect, no claim has been asserted or is pending by any Person challenging or restricting the use of any such Intellectual Property or challenging the ownership, validity, registerability or enforceability of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The operation of each Company’s business as currently conducted and proposed to be conducted and the use of such Intellectual Property by each Company does not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the rights of any Person, except for such claims, infringements and violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business and as otherwise could not reasonably be expected to result in a Material Adverse Effect, no Company has done anything to authorize or enable any other Person to use any such Intellectual Property.  Except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect, each Company has taken commercially reasonable actions to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(c)         Except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect:  (i) to the knowledge of any Loan Party based on reasonable investigations, there is no violation by others of any right of any Company with respect to any Intellectual Property, (ii) to the knowledge of any Loan Party based on reasonable investigations, no Company is infringing upon or misappropriating, diluting, misusing or otherwise violating any copyright, patent, trademark, trade secret or other Intellectual Property right of any other Person, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other Person, to such Company, and (iv) no proceedings have been instituted or are pending against any Company or, to the knowledge of any Loan Party, threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation of the Intellectual Property of any other Person.

(d)          Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other Person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)        Except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect, no Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order.

Section 3.07       Equity Interests and Subsidiaries.  (a)  Schedule 3.07(a) sets forth a list of (i) Borrower and each Subsidiary of Borrower and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens (other than Permitted Liens).  As of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests of any Subsidiary of Borrower (or any economic or voting interests therein).

(b)          An accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary as of the Closing Date, is set forth on Schedule 3.07(b).

Section 3.08        Litigation; Compliance with Legal Requirements.  Unless stayed by the Chapter 11 Cases, there are no actions, suits, claims, disputes, proceedings or investigations at law or in equity by or before any Governmental Authority, including the FCC and any PUC, now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, Property or rights of any Company (a) that purport to affect or involve any Loan Document or any of the Transactions, the ability of any Company to perform its obligations under any Loan Document or the ability of any Company to consummate any of the Transactions or (b) that have resulted in or that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.09       Agreements.  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents that has resulted or could reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, Schedule 3.09 attached hereto accurately and completely lists all Material Agreements to which any Company is a party which are in effect on the date hereof and Borrower has made available for review by the Administrative Agent and the Specified Lender Advisors complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and, except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect, all such agreements are in full force and effect.

Section 3.10        Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b)        No part of the proceeds of any Credit Event will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or X of the Board.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11       Investment Company Act, etc.  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, or required to be registered pursuant to, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness under the Loan Documents or grant any Contingent Obligation in respect of such Indebtedness.

Section 3.12        Use of Proceeds.  Subject to the terms and conditions herein, the use of cash collateral and the proceeds of the Loans made hereunder shall be used by the Borrower, solely on or after the Closing Date, in accordance with the DIP Order and the Approved Budget: (i) to pay related transaction costs, fees and expenses (including attorney’s fees required to be paid hereunder) with respect to the DIP Facility, (ii) to make the adequate protection payments (if any) in accordance with the Approved Budget and the DIP Order, and (iii) to provide working capital, and for other general corporate purposes of the Loan Parties and their Subsidiaries, and to pay administration costs of the Chapter 11 Cases and claims or amounts approved by the Court in accordance with the Approved Budget (subject to Permitted Variance).  The Loan Parties shall not be permitted to use the proceeds of the Loans or any cash collateral in contravention of the provisions of the Loan Documents, the Approved Budget, the DIP Order or the applicable insolvency laws, including any restrictions or limitations on the use of proceeds contained therein.  In addition to the foregoing, the proceeds of the Loans may be used to prepay outstanding obligations or liabilities under the Pre-Petition Credit Agreement (as provided in the Approved Budget).

Section 3.13        Taxes.  Each Company has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns and other materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Company has knowledge (or could reasonably have knowledge upon due inquiry) of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.  No Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  No Company is party to any tax sharing or similar agreement.

Section 3.14      No Material Misstatements.  None of the reports, financial statements, certificates, Borrowing Requests or other written information (other than projections, forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered pursuant thereto (as modified or supplemented by other information so furnished), when taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect as of the date such information is dated or certified; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any such projected financial information is not to be viewed as fact, is not a guarantee of financial performance and is subject to uncertainties and contingencies, many of which are beyond any Company’s control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material).

Section 3.15       Labor Matters.  There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.  Except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16        Reserved.

Section 3.17       Employee Benefit Plans.  (a)  Each Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.  Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.  Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.  Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)          No ERISA Event (i) has occurred or (ii) is expected to occur, and with respect to subsection (ii), to which any Company or any of its ERISA Affiliates is reasonably expected to incur any material liability.  No Pension Plan has any Unfunded Pension Liability.  Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA under which any Company or any of its ERISA Affiliates has any liability which has not been satisfied in full, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c)         With respect to Canadian Pension Plans:  (i) as of the Closing Date, no steps have been taken to terminate any Canadian Pension Plan (wholly or in part) which could result in any Company being required to make an additional contribution to the Canadian Pension Plan; (ii) no Canadian Pension Plan is a “defined benefit” pension plan governed by the Pension Benefits Act (Ontario), (iii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made in accordance with all applicable Legal Requirements and the terms of each Canadian Pension Plan have been made in accordance with all applicable Legal Requirements and the terms of each Canadian Pension Plan, in each case in all material respects; and (iv) each Canadian Pension Plan is maintained in all material respects in compliance with all applicable Legal Requirements.

(d)         To the extent applicable, each Foreign Plan has been established, administered and maintained in substantial compliance with its terms and with the requirements of all Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities, in each case in all material respects.  No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended, fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the Property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.  All contributions or payments which are due with respect to each Foreign Plan have been made in full, in each case in all material respects.  All amounts payable under any Foreign Plan are properly reflected on the financial statements of the applicable Company.

Section 3.18        Environmental Matters.  Except for the matters described on Schedule 3.18 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any Environmental Claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.19        Insurance.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.  All insurance required to be maintained by the Companies under the immediately preceding sentence is in full force and effect, all premiums in respect thereof have been duly paid.  Except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect, all Real Property of each Company, and the use, occupancy and operation thereof, comply in all respects with all Insurance Requirements.

Section 3.20        Mortgages.  The DIP Order is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof (excluding any Excluded Property, as defined in the Security Agreement), subject only to Permitted Liens, and further the DIP Order is effective without further action by any Company or the Agents to perfect the Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof (excluding any Excluded Property, as defined in the Security Agreement), in each case prior and superior in right to any other Person, other than Permitted Liens.

Section 3.21        Anti-Terrorism Law; Foreign Corrupt Practices Act.  (a)  No Company and, to the knowledge of each Company, none of its Affiliates is in violation of, or shall use any proceeds of the Loans in violation of, any Legal Requirements relating to (i) terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”), the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and, in each case, the regulations promulgated thereunder (collectively, the “Canadian Anti-Terrorism Laws”), and (ii) OFAC and Canadian Sanctions.

(b)         No Company and to the knowledge of each Company, no Affiliate, representative or agent of any Company, is (i) currently the subject of, controlled by any entity or Person that is the subject of, or acting on behalf of any entity or Person that is the subject of, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or to any Canadian economic sanctions, including under the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) and the Criminal Code (Canada) and, in each case, the regulations promulgated thereunder (“Canadian Sanctions”), (ii) is located in, or has any assets located in, any Sanctioned Country, or (iii) is under administrative, civil or criminal investigation for an alleged violation of, or has received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, any Anti-Terrorism Law, any Canadian Anti-Terrorism Law or any Sanctions Laws, by a governmental authority that enforces such laws; and Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person or entity, for the purpose of financing the activities of any Person or entity currently the subject of any U.S. sanctions administered by OFAC or any Canadian Sanctions.

(c)         No Company and, to the knowledge of each Company, no Affiliate or agent of any Company, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked or frozen pursuant to the Executive Order or any Canadian Sanctions, or otherwise directly or indirectly derives revenues from investments in, or transactions with, any Person described in clause (b) above or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, any Canadian Anti-Terrorism Law, any Canadian Anti-Terrorism Law or any Sanctions Law.

(d)          Each Company and each of their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Company and its respective Subsidiaries and each of their respective directors, officers, employees, agents and Affiliates with all Anti-Terrorism Laws, Canadian Anti-Terrorism Laws and Sanctions Laws.

(e)         No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other Person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.22        Security Documents.  (a)  The DIP Order is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable security interests in, the Security Agreement Collateral, without further action by any Company or the Agents is sufficient to perfect the security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral, in each case subject to no Liens other than Permitted Lien.

(b)          Upon the entry of and terms of the DIP Order,  the Liens created by such Security Agreement shall constitute in the United States fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case, if and to the extent a security interest in such Intellectual Property Collateral can be perfected solely by such filings.

Section 3.23        Status of Obligations as Senior Indebtedness, etc.  All Obligations, shall have the liens and priority set forth in the DIP Order.

Section 3.24        License Subsidiaries.

Each License Subsidiary has no significant assets (other than the Regulatory Licenses held by it) or material liabilities (other than under the Loan Documents to which it is a party).

Section 3.25        No EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

ARTICLE IV
CONDITIONS TO CREDIT EVENTS

Section 4.01        Conditions to Initial Credit Event.  The obligation of each Lender to fund the initial Credit Event requested to be made by it on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)          Loan Documents.  All legal matters incident to this Agreement, the Credit Events hereunder and the other Loan Documents shall be satisfactory to the Required Lenders and delivered to the Administrative Agent and the Specified Lender Advisors and there shall have been delivered to the Administrative Agent and the Specified Lender Advisors a properly executed counterpart of each of the Loan Documents.

(b)          Corporate Documents.  The Administrative Agent and the Specified Lender Advisors shall have received (in each case satisfactory to the Required Lenders):

(i)             a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the Credit Events hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i));

(ii)            a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii)           such other customary documents, instruments or certificates as the Specified Lender Advisors or the Administrative Agent may reasonably request.

(c)          Officers’ Certificate.  The Administrative Agent shall have received a customary certificate (satisfactory to the Required Lenders), dated the Closing Date and signed by a Financial Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01 (other than any matters which are to be delivered by, provided by, or subject to the satisfaction of, any party other than the Loan Parties).

(d)          [Reserved.]

(e)          Compliance with RSA.  The RSA shall be in full force and effect and no default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA.

(f)          DIP Order.  The Interim Order shall have been entered by the Bankruptcy Court and shall not have been amended, modified, repealed or stayed.

(g)          Budget.  The Administrative Agent and the Specified Lender Advisors and each Lender shall have received the Approved Budget.

(h)          Other Filings.  Each of the Plan of Reorganization, a related Disclosure Statement (as defined in the RSA), and Solicitation Motion (as defined in the RSA) shall have been filed with the Bankruptcy Court.

(i)          Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(j)          Representation and Warranties.  As of the Closing Date, each of the representations and warranties relating to any Company set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Closing Date.

(k)          Material Adverse Effect.  Since the funding of the Pre-Petition New Money Incremental Loans, no Material Adverse Effect shall have occurred.

(l)          Fees.  All Fees (including any fees to be paid for the account of any Lender on the Closing Date that Borrower has previously agreed to in writing) and other amounts due and payable on or before the Closing Date, including, to the extent invoiced not less than one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including the premiums and recording taxes and fees and the legal fees and expenses of the Specified Lender Advisors, as counsel to the Ad Hoc Group of Lenders, and Jones Day, as legal counsel to the Administrative Agent and the Collateral Agent), and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors, shall be paid (or will be paid from the proceeds of the Loans), in each case to the extent required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(m)          Bank Regulatory Documentation.  To the extent requested not less than three Business Days prior to the Closing Date, the Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

Section 4.02        Conditions to All Credit Events.  The obligation of each Lender to make any Credit Events shall be subject to, and to the satisfaction, or waiver by the Required Lenders, of each of the conditions precedent set forth below.

(a)          Notice.  In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)          No Default.  At the time of and immediately after giving effect to such Credit Event and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(c)          Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d)          Bankruptcy Proceedings.  (i) The DIP Order, shall not have been vacated, stayed, reversed, modified, or amended, in whole or in any part, without the Administrative Agent’s and the Required DIP Lenders’ written consent and shall otherwise be in full force and effect; (ii) no motion for reconsideration of the Final Order shall have been timely filed by a Debtor or any of their Subsidiaries; and (iii) no appeal of the Final Order shall have been timely filed.

(e)          RSA.  The RSA shall be in full force and effect and no default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA.

(f)          Fees.  All reasonable and documented out-of-pocket fees and expenses required to be paid under the Loan Documents shall have been paid (or will be paid from the proceeds of such Loans).

(g)          Approved Budget.  The proceeds of the Loans shall be used as set forth in the Approved Budget (subject to the Permitted Variance).

Section 4.03        Conditions to Withdrawal Fund.

In addition to the conditions set forth in Section 4.02 above (all of which shall be conditions to any Withdrawal as well), any Withdrawal on or after the Closing Date is subject to the satisfaction or waiver of the following additional conditions precedent:

(a)          The Administrative Agent (for distribution to the Lenders and the Specified Lender Advisors) shall have received an executed Withdrawal Notice, executed by the Borrower requesting the proposed Withdrawal thereunder by no later than 1:00 p.m. Local Time on the Thursday of the week (excluding the week of the Closing Date) for a proposed funding of such Withdrawal on Friday of such week.

(b)          The Unrestricted Cash plus the amounts maintained in the Escrow Account shall be not less than $15,000,000 at the time of the applicable Withdrawal Notice (the “Withdrawal Condition”); provided, however, that the Withdrawal Condition shall not apply to the final Withdrawal occurring immediately prior to the substantial consummation of the Plan of Reorganization and the Exit Conversion (pursuant to which such amounts shall be disbursed to the reorganized Borrower or to an escrow account in accordance with the Exit Facility Credit Agreement).

(c)          The minimum amount of such Withdrawal shall not be less than $1,000,000.

(d)          The proceeds of the Withdrawal shall be used as set forth in the Approved Budget (subject to the Permitted Variance).

Upon receipt of the Withdrawal Notice and satisfaction of the conditions set forth in Article IV, the Administrative Agent shall promptly direct the Escrow Agent to disburse funds by 1:00 p.m., Local Time, on the Friday immediately following such Withdrawal Notice.

Notwithstanding the foregoing, if the Required Lenders determine that the Borrower has failed to satisfy the conditions precedent set forth in Section 4.02 and 4.03 of this Agreement for a Withdrawal Notice and so advise the Administrative Agent in writing (directly or through the Specified Lender Advisors) prior to Administrative Agent funding the Withdrawal, the Administrative Agent shall decline to fund such Withdrawal.

On any date on which the Loans shall have been accelerated, any amounts remaining in the Escrow Account, as the case may be, may be applied by the Administrative Agent to reduce the Loans then outstanding, in accordance with Section 2.11(b) (other than with respect to amounts to fund the Carve-Out).  None of the Loan Parties shall have (and each Loan Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in the Escrow Account upon the occurrence and continuance of any Default or Event of Default.

The acceptance by the Borrower of the Loans or proceeds of a Withdrawal shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in Section 4.02 and 4.03 (as applicable) shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such Loan or Withdrawal (regardless of whether the lack of satisfaction was known or unknown at the time), shall not be deemed a modification or waiver by the Administrative Agent, any Lender or other Secured Party of the provisions of this Article 4 on such occasion or on any future occasion or operate as a waiver of (i) the right of Administrative Agent and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of any Agent or any Lender as a result of any such failure of the Loan Parties to comply.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Company warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts then due and payable under any Loan Document shall have been paid in full , each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01         Financial Statements, Reports, etc.  Furnish to the Administrative Agent for distribution to the Lenders:

(a)          Annual Reports.  As soon as available and in any event within 120 days after the end of each fiscal year (but no later than the date on which Borrower would be required to file a Form 10-K under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), (i) the audited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of BDO USA, LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Required Lenders, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and such Subsidiaries as of the dates and for the periods specified in accordance with GAAP and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts;

(b)          Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which Borrower would be required to file a Form 10-Q under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), (i) the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with GAAP (subject to normal year-end audit adjustments) and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and such Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c)          Financial Officer’s Certificate.  Concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.;

(d)          [Reserved];

(e)        Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, notices and other materials or information filed by any Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(f)         Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” or similar document received by any such Person from its certified public accountants and the management’s responses thereto;

(g)          Reserved.

(h)        Certification of Public Information.  Borrower and each Lender acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that Borrower has not specifically labeled “Public-Contains Only Public Information” shall not be posted on that portion of the Platform designated for such Public Lenders.  If Borrower has not so labeled a document or notice delivered pursuant to this Section 5.01, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their securities.  Notwithstanding anything in any Loan Document to the contrary, documents required to be delivered pursuant to Sections 5.01(a)(i) and (b)(i) may be posted on that portion of the Platform designated for Public Lenders regardless of whether Borrower has or has not specifically labeled any such document “Public-Contains Only Public Information;”

(i)          Regulatory Information.  Promptly, from time to time, copies of such reports and written information to and from any Governmental Authority, including the FCC and any PUC, with jurisdiction over the Property or business of any Company, as the Administrative Agent may reasonably request; and

(j)        Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent, the Specified Lender Advisors or any Lender may reasonably request.  Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (1) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet and gives written notice thereof to the Administrative Agent; or (2) on which such documents are posted on a U.S. government website or on Borrower’s behalf on an Internet or intranet website, if any, in each case, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02        Litigation and Other Notices.  Furnish to the Administrative Agent (who shall distribute to the Lenders) written notice of the following promptly (and, in any event, within ten (10) Business Days (or, in the case of Section 5.02(a), within five (5) Business Days) following the occurrence thereof):

(a)         knowledge of the occurrence of any Default or the occurrence of any Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)        the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c)          any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(d)          the occurrence of a Casualty Event in excess of $10,000,000 (whether or not covered by insurance);

(e)         the occurrence of any ERISA Event or any events with respect to Canadian Pension Plans or Foreign Plans that, alone or together with any other ERISA Events or any events with respect to Canadian Pension Plans or Foreign Plans that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

(f)          the receipt by any Company of any notice of any Environmental Claim, Release or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim, Release or a violation of or liability under, any Environmental Law, except for Environmental Claims, Releases, violations and liabilities the consequence of which, in the aggregate, have not subjected and could not be reasonably be expected to subject the Companies collectively to liabilities exceeding $10,000,000.

Section 5.03       Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and take all commercially reasonable action to maintain all rights and franchises, licenses and permits material to its business, except as otherwise expressly permitted under Section 6.05 or 6.06.

(b)          Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, do or cause to be done all things that are commercially reasonable and necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, consistent with past practice.

Section 5.04        Insurance.  (a)  Maintain, with insurers that Borrower believes in good faith are financially sound and reputable, insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations in similar circumstances, including insurance with respect to Mortgaged Properties against such casualties and contingencies and of such types and in such amounts with such deductibles and provisions for minimum claim amounts as is customary in the case of similar businesses operating in the same or similar locations, and will furnish to the Administrative Agent, upon its written request, information presented in reasonable detail as to the insurance so carried; provided that with respect to physical hazard insurance, following the occurrence and during the continuation of an Event of Default, the Collateral Agent shall be entitled to agree to the adjustment of any claim thereunder without the consent of any Company.  No later than 10 Business Days following the Closing Date (or such later date as the Required Lenders shall agree), each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Lenders, as lender’s loss payee thereunder.

(b)        With respect to each Mortgaged Property, obtain flood insurance (which may take the form of a separate policy or be included as part of Borrower’s casualty insurance policy) in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(c)          No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective mortgage or under Section 5.04(a), and each Loan Party shall otherwise comply in all material respects with all material Insurance Requirements in respect of the premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05        Obligations and Taxes.  File all applicable Tax returns.

Section 5.06        Employee Benefits.  (a)  Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code, with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five (5) Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) any annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan or Multiemployer Plan and each annual report for any Multiemployer Plan; (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

(b)          Maintain all Employee Benefit Plans, Canadian Pension Plans and Foreign Plans in compliance in all material respects with all applicable Legal Requirements and ensure that all premiums and payments relating to Employee Benefit Plans, Canadian Pension Plans and Foreign Plans are paid as due; provided, however, that a Loan Party may terminate any such plan in accordance with all applicable Legal Requirements if the aggregate unfunded liability to the Loan Parties is not greater than $5,000,000.

Section 5.07        Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a)         Keep proper books of record and account in which entries in conformity with GAAP are made of all material dealings and transactions in relation to its business and activities.  Upon reasonable advance notice, each Company will permit any representatives designated by the Administrative Agent, any Lender, or the Specified Lender Advisors during normal business hours to visit and inspect the financial records and the Property of such Company and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, any Lender, or the Specified Lender Advisors to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b)         Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budget presented for the current fiscal year of the Companies.

Section 5.08        Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

Section 5.09      Compliance with Environmental Laws; Environmental Reports.  Except for exceptions to the following that could not reasonably be expected to result in a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, in all respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct any remedial action required in accordance with Environmental Laws; provided, however, that none of Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.10       Compliance Policy.  Maintain compliance policies and procedures applicable to each Company that are designed to ensure compliance with Sections 6.18 and 6.19 by each Company, which compliance policies and procedures shall include:  (a) take-down policies and procedures for websites paid for or on behalf of Embargoed Persons or otherwise in violation of any Sanctions Law; (b) policies and procedures for screening and otherwise verifying that no Company directly or indirectly accepts as a new customer, maintains a customer relationship with, nor receives any payment from, any Embargoed Person; and (c) policies and procedures for ensuring continued compliance with the Sanctions Laws, including:  (i) training all employees, directors and officers of each Company with respect to the Sanctions Laws;  (ii) policies and procedures with respect to resellers, vendors and service providers of each Company (collectively, “Third Parties”) regarding such Third Parties’ compliance with the Sanctions Laws and remedies with respect to any Third Party’s failure to comply with the Sanctions Laws;  (iii) timely and appropriately monitoring activities of each Company to ensure compliance with these policies and procedures;  (iv) investigating alleged or potential violations of the Sanctions Laws by any Person or entity within any Company;  (v) determining the conditions under which voluntary disclosures will be made to Governmental Authorities following the discovery and/or investigation of actual or potential violations of the Sanctions Laws; and  (vi) maintaining all records required under the Sanctions Laws.

Section 5.11        Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.11, with respect to any Property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject shall promptly (as may be extended with the consent of the Required Lenders in their sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements (including fixture filings and transmitting utility filings, as applicable) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Borrower and the other Loan Parties shall (subject to the limitations set forth in the Security Documents) otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b)          With respect to any Person that is or becomes a Wholly Owned Subsidiary of a Loan Party after the Closing Date (except to the extent any of the following constitutes Property that is Excluded Property (as defined in the Security Agreement) or is otherwise excluded as Collateral under the Security Agreement), such Person shall promptly (as may be extended with the consent of the Required Lenders in their sole discretion), deliver to the Collateral Agent, as and to the extent required by the Security Agreement, the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and cause such new Subsidiary (A) to execute a Joinder Agreement to become a Guarantor and a Pledgor or, in the case of a Foreign Subsidiary, if requested by the Administrative Agent or the Collateral Agent or the Required Lenders, execute a security document compatible with the laws of such Foreign Subsidiary’s jurisdiction of organization (and in form and substance reasonably satisfactory to the Required Lenders) to cause such Subsidiary to become a Guarantor and a Pledgor, and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document, including the filing of financing statements (including fixture filings and transmitting utility filings, as applicable) or equivalent registrations in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c)          With respect to any Person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within ten (10) Business Days after such Person becomes a Subsidiary as may be extended with the consent of the Required Lenders in their sole discretion) execute and deliver to the Collateral Agent (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

Section 5.12        Security Interests; Further Assurances.  (a)  Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Administrative Agent or the Collateral Agent necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or (subject to any limitations in the Security Documents) obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b)          Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Required Lenders as required by applicable Legal Requirements or as the Administrative Agent and the Collateral Agent (in each case acting at the Required Lenders’ direction) shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

Section 5.13        Approved Budget The use of proceeds of Loans by the Loan Parties under this Agreement and the other Loan Documents shall be limited solely in accordance with the Approved Budget which shall be in form and substance satisfactory to the Required Lenders (subject to the variances set forth in Section 5.13(a)(i)); provided that, no proceeds of the Loans will be used in connection with (including without limitation, to fund or prefund) any executive retention plan without the express written consent of the Required Lenders; provided further that, for the avoidance of doubt, the initial Approved Budget does not contemplate or include the funding or prefunding of any executive retention plan.  The Approved Budget shall set forth, on a weekly basis, among other things, Budgeted Cash Receipts, Budgeted Operating Disbursement Amounts, and Budgeted Restructuring Related Amounts for the 13-week period commencing with the week that includes the New Incremental Loan Closing Date (as defined in the Pre-Petition Credit Agreement) and such Approved Budget shall be approved in writing by, and be in form and substance reasonably satisfactory to, the Required Lenders (it being acknowledged and agreed that the initial Approved Budget attached to this Agreement is approved by and satisfactory to the Required Lenders and is and shall be the Approved Budget unless and until replaced in accordance with terms of this Section) and disclosed in writing to the Administrative Agent.  The Approved Budget shall be updated, modified or supplemented by the Borrower from time to time in writing transmitted to the Administrative Agent and the Lenders with the written consent of and/or at the request of the Required Lenders (with a copy of such written consent or request concurrently delivered to the Administrative Agent), but in any event not less than one time in each four (4) consecutive week period, commencing with the first full week after the New Incremental Loan Closing Date (as defined in the Pre-Petition Credit Agreement), and each such updated, modified or supplemented budget shall be in form and substance satisfactory to, the Required Lenders in their reasonable discretion, and no such updated, modified or supplemented budget shall be effective if Required Lenders (or the Specified Lender Advisors at the direction of the Required Lenders) object in writing within three days of receipt (with a copy of such objection concurrently delivered to the Administrative Agent) and if no written objection is received within three days of receipt, the updated, modified or supplemented budget shall be deemed the newly approved Approved Budget; provided, however, that in the event the Required Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall constitute an immediate Event of Default once the period covered by the prior approved Approved Budget has terminated (and at all times thereafter such then current approved Approved Budget shall remain in effect unless and until a new New Incremental Loan Budget is not objected to by the Required Lenders (or the Specified Lender Advisors on behalf of the Required Lenders)). Each Approved Budget delivered to the Lenders and the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Required Lenders.  Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable.

(i)          For each Variance Testing Period, the Borrower shall not permit: (x) the Actual Cash Receipts to be less than Budgeted Cash Receipts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance for such Variance Testing Period and (y) Actual Operating Disbursement Amounts (excluding Restructuring Related Amounts) to exceed the Budgeted Operating Disbursement Amounts (excluding Budgeted Restructuring Related Amounts) (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance for such Variance Testing Period.

(ii)          The Borrower shall deliver to the Administrative Agent and the Lenders on or before 5:00 p.m. (New York City time) on Thursday of each week (commencing on March 19, 2020) a certificate which shall include such detail as is reasonably satisfactory to the Required Lenders, signed by a Responsible Officer of the Borrower certifying that (i) the Loan Parties are in compliance with the covenants contained in Subsection 5.13(a)(i) and (ii) above and (ii) no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, together with an Approved Budget Variance Report, each of which shall be prepared by the Borrower as of the last day of the respective Variance Testing Period or other period then most recently ended, and shall be in a form and substance satisfactory to the Required Lenders in their sole discretion.

The Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.

(b)           Milestones.  The Borrower shall, or shall cause the following to occur, by the times and dates set forth below (as any such time and date may be extended with the consent of the Required Lenders); provided that where used in this Section 5.13, any “delivery” required by this Section 5.13 shall require delivery to the Administrative Agent (which shall reasonably promptly furnish to each of the Lenders and the Specified Lender Advisors, as well as to any other Person specified below):

(i)             By no later than five (5) days after the Petition Date (if any), the Borrower shall file a motion seeking entry of an order scheduling a combined hearing with respect to Chapter 11 Plan confirmation and Chapter 11 Plan Disclosure Statement approval (the “Prepack Scheduling Order”), in each case in form and substance reasonably acceptable to the Required Lenders and the Borrower.

(ii)           By no later than five (5) days following the Petition Date, the Bankruptcy Court shall enter (i) the Interim Order, and (ii) the Prepack Scheduling Order.

(iii)          By no later than fifty (50) days following the Petition Date, the Bankruptcy Court shall enter the Final Order authorizing the DIP Facility, in form and substance reasonably acceptable to the Required Lenders and the Borrower.

(iv)          By no later than sixty (60) days following the Petition Date, the Bankruptcy Court shall enter an order confirming the Chapter 11 Plan in form and substance reasonably acceptable to the Required Lenders and the Borrower.

(v)            By no later than seventy-five (75) days following the Petition Date, the effective date of the Chapter 11 Plan shall have occurred.

(c)          Monthly Reporting. As soon as available, but in any event not later than the 45th day after the end of month, the Borrower shall furnish to the Administrative Agent, for reasonably prompt further delivery on to the Lenders, an unaudited financial summary of the financial performance, and unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal month and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(d)         Weekly Update Call. On or prior to third Business Day of each week (or such other day of any week or time agreed to as among the Required Lenders, the Administrative Agent and the Borrower) commencing after the Closing Date, management of the Borrower shall hold a weekly telephonic meeting with the Lenders, the Administrative Agent and their respective counsel to update such Lenders and the Administrative Agent on financing results, operations, various business and legal matters of the Loan Parties.

(e)          Additional Matters. The Borrower shall provide the Administrative Agent, Ad Hoc Group of Lenders, the Lenders and the New Incremental Loan Lender Advisors with updates of any material developments in connection with the Loan Parties’ reorganization efforts, whether in connection with the Chapter 11 Cases or otherwise.

Section 5.15      Specified Lender Advisors.  The Administrative Agent, on behalf of itself and the Lenders, the Lenders, the Specified Lender Advisors, on behalf of itself and the Lenders, shall each be entitled to retain or continue to retain (either directly or through counsel) any advisor of the Administrative Agent and the Ad Hoc Group of Lenders may deem necessary to provide advice, analysis and reporting for the benefit of the Administrative Agent or the Lenders.  The Loan Parties shall pay all fees and expenses of such advisors and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties and their advisors shall grant access to, and cooperate in all respects with, the Administrative Agent, the Lenders and the Specified Lender Advisors and any other representatives of the foregoing and provide all information that such parties may request in a timely manner.

Section 5.16     Additional Bankruptcy Matters.  Promptly provide the Administrative Agent, the Lenders and the Specified Lender Advisors with updates of any material developments in connection with the Loan Parties’ reorganization efforts under the Chapter 11 Cases, whether in connection with the sale of all or substantially all of Holdings’ and the Loan Parties’ assets, the marketing of any Loan Parties’ assets, the formulation of a bidding procedure, auction plan, and documents related thereto, or otherwise.  Without limiting the foregoing, promptly upon any such information becoming available to the Loan Parties, each Loan Party shall provide the Administrative Agent, the Lenders and the Specified Lender Advisors with copies of any informational packages provided to potential bidders, a status report (upon request of the Administrative Agent, a Lender or the Specified Lender Advisors) and updated information relating to the sale of assets, and copies of all drafts of proposed sale documentation, any such bids and any updates, modifications or supplements to such information and materials.

Section 5.17     Debtor-in-Possession Obligations.  Comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order, and any other order of the Bankruptcy Court.

ARTICLE VI
NEGATIVE COVENANTS

Each Company warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts then due and payable under any Loan Document have been paid in full , no Company will, nor will they cause or permit any of their Subsidiaries to:

Section 6.01        Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)          Indebtedness incurred under this Agreement and the other Loan Documents;

(b)          Indebtedness outstanding on the Closing Date;

(c)          [reserved];

(d)          [reserved];

(e)        Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations, Synthetic Lease Obligations and Capital Lease Obligations to the extent (i) arising under agreements entered into prior to the Petition Date in accordance with the Pre-Petition Credit Agreement and (ii) entered into after the Petition Date in an aggregate amount not to exceed, at any time outstanding, $250,000;

(f)          [reserved];

(g)          Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company incurred in the ordinary course of business with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount at any time outstanding not to exceed $300,000;

(h)          [reserved];

(i)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence;

(j)          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k)          [reserved];

(l)          Indebtedness of any Foreign Subsidiary (other than any Indebtedness owed to any Loan Party or any other Subsidiary) in an aggregate principal amount for all Foreign Subsidiaries in an amount not to exceed, at any time outstanding $500,000;

(m)         [reserved];

(n)       Indebtedness incurred to pay premiums for insurance policies maintained by Borrower or any Subsidiary thereof in the ordinary course of business;

(o)         Contingent Obligations with respect to bonds issued to support workers’ compensation, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case incurred in the ordinary course of business;

(p)         Indebtedness constituting indemnification, deferred purchase price adjustments, earn-outs or other similar contingent payment obligations incurred in connection with any Investment or Disposition not prohibited hereunder (other than, in the case of a Disposition, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Borrower or the applicable Subsidiary, as the case may be, in connection with any such Disposition;

(q)        Indebtedness in respect of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(r)         Indebtedness representing deferred compensation to directors, officers, employees, members of management and consultants of Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(s)          [reserved]; and

(t)          [reserved].

Section 6.02        Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)        inchoate Liens for amounts required to be remitted but not yet due with respect to Canadian Pension Plans or for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property subject to any such Lien;

(b)         Liens in respect of Property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property subject to any such Lien;

(c)         any Lien in existence on the Closing Date and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(m)(A), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any Property other than the Property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)      easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e)        Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f)          Liens (other than any Lien imposed by ERISA or in respect of any Foreign Plan or, except as provided in clause (a) above, any Canadian Pension Plan) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any Property other than cash and Cash Equivalents;

(g)         Leases, subleases or licenses of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(h)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(i)         Liens securing Indebtedness incurred pursuant to Section 6.01(e) (or any refinancing or renewal thereof permitted under Section 6.01(m)), provided that (i) any such Liens attach only to the Property being financed pursuant to such Indebtedness, (ii) do not encumber any other Property of any Company, other than accessions to such property and the proceeds and products thereof, or any lease of such property (including accessions thereto) and the proceeds and products thereof, and (iii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of the Fair Market Value or the cost of the Property secured by such Lien; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)          [reserved];

(k)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to Cash Management Services; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(l)          the Carve-Out;

(m)         Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(n)         licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(o)         the filing of UCC or PPSA financing statements (or equivalent) solely as a precautionary measure in connection with operating leases or consignment of goods;

(p)         Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC (or any equivalent provision of the UCC or PPSA) covering only the items being collected upon;

(q)         Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided that such Indebtedness is (i) evidenced by the Intercompany Note and (ii) pledged by such Loan Party as Collateral pursuant to the Security Documents;

(r)           Liens pursuant to the Pre-Petition Credit Agreement and the other Loan Documents (as defined in the Pre-Petition Credit Agreement);

(s)          [Reserved];

(t)          [Reserved];

(u)          setoff rights or banker’s liens for account charges and fees against funds on deposit with such banks;

(v)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w)         [Reserved];

(x)          [Reserved];

(y)          Liens on insurance policies and the proceeds thereof securing insurance premium financing not prohibited hereunder;

(z)          [Reserved]; and

(aa)       Liens that are contractual rights of setoff relating to (i) pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Subsidiaries, or (ii) purchase orders and other agreements entered into with customers of Borrower or any Subsidiary thereof in the ordinary course of business;

Section 6.03        Reserved.

Section 6.04        Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)          Investments outstanding on the Closing Date;

(b)        the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c)          [Reserved];

(d)         loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes, in an aggregate amount not to exceed $250,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(e)         Investments by (i) Borrower in any Guarantor, (ii) any Company in Borrower or any Guarantor, and (iii) a Subsidiary of Borrower that is not a Guarantor in any other Subsidiary of Borrower that is not a Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(f)          Investments in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(g)         Investments consisting of the Borrower’s receipt of cash receipts on behalf of Foreign Subsidiaries and the provision of cash disbursements to Foreign Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(h)          [Reserved];

(i)          [Reserved];

(j)          [Reserved];

(k)          [Reserved];

(l)          [Reserved];

(m)        [Reserved];

(n)          [Reserved];

(o)          Investments consisting of prepayments to suppliers or extensions of trade credit, in each case in the ordinary course of business;

(p)          advances of payroll to employees in the ordinary course of business;

(q)          [Reserved]; and

(r)          [Reserved].

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured as of the time made), without adjustment for subsequent changes in the value of such Investment, net of all returns on such Investment up to the original amount of such Investment.

Section 6.05      Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger, consolidation or amalgamation with respect to any of the Subsidiaries.

Section 6.06        Asset Sales.  Effect any Disposition of any Property, except that the following shall be permitted:

(a)         Dispositions of obsolete, worn out, surplus or damaged Property by Borrower or any of its Subsidiaries in the ordinary course of business that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful or used in the conduct of the business of the Companies taken as a whole; provided, however, that the Fair Market Value of all such Dispositions from and after the Closing Date shall not exceed $100,000.

(b)          [Reserved];

(c)          (i) leases and subleases (and licenses and sublicenses) of real or personal Property and (ii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other Intellectual Property, in each case of subclauses (i) and (ii), in the ordinary course of business and in accordance with the applicable Security Documents;

(d)          Investments in compliance with Section 6.04;

(e)          [Reserved];

(f)          Dividends in compliance with Section 6.08;

(g)       sales of inventory and equipment held for sale in the ordinary course of business and Dispositions of cash and Cash Equivalents in the ordinary course of business;

(h)         any Disposition of Property that constitutes a Casualty Event;

(i)         any Disposition of Property by any Subsidiary of Borrower to Borrower or any of its Subsidiaries; provided that if the transferor of such Property is a Guarantor, the transferee thereof must be Borrower or a Guarantor;

(j)         the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property that is not material to the business of Borrower and its Subsidiaries, taken as a whole;

(k)          Dispositions consisting of Liens permitted by Section 6.02;

(l)          [Reserved];

(m)        Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)          the unwinding of any Hedging Agreement; and

(o)         the sale or other disposition by Borrower or a Subsidiary of shares of capital stock of any of its Foreign Subsidiaries in order to qualify members of the governing body of such Foreign Subsidiary if and to the extent required by applicable Legal Requirements.

Section 6.07        [Reserved].

Section 6.08        Dividends.  Declare or pay, directly or indirectly, any Dividends with respect to any Company (including pursuant to any Synthetic Purchase Agreement), except that the following shall be permitted:

(a)         (i) Dividends by any Company that is a Wholly Owned Subsidiary of Borrower to Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower shall be permitted and (ii) Dividends by any Company that is a non-Wholly Owned Subsidiary of Borrower to its equity holders generally, so long as Borrower or its respective Subsidiary which owns the capital stock in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon the relative holding of the capital stock in the Subsidiary paying such Dividends);

(b)          [Reserved];

(c)          [Reserved];

(d)          [Reserved];

(e)          [Reserved];

(f)          [Reserved];

(g)          [Reserved]; and

(h)          [Reserved].

Section 6.09       Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than transactions among Loan Parties), other than on terms and conditions, taken as a whole, at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a)          Dividends permitted by Section 6.08;

(b)          Investments permitted by Sections 6.04(d), (e) and (g); and

(c)          reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, or severance arrangements, in each case approved by the Board of Directors of the applicable Company

Section 6.10        Reserved.

Section 6.11      Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.  Directly or indirectly:

(a)         Make any payment in respect of any Indebtedness (other than on account of the rollup of the Pre-Petition New Incremental Loans into DIP Roll Up Loans) incurred prior to the Petition Date, other than payments to certain creditors pursuant to an order of the Bankruptcy Court in form and substance satisfactory to the Required Lenders.

(b)          waive, amend, supplement or modify, or permit the waiver, amendment, supplementation or modification of, any provision of any Indebtedness or Disqualified Capital Stock, other than as set forth in the RSA or the Plan of Reorganization; or

(c)        other than pursuant to the Plan of Reorganization or except as otherwise required by the Security Agreement, terminate, amend, waive, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests.

Section 6.12       Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a)          applicable mandatory Legal Requirements;

(b)          this Agreement and the other Loan Documents and the Pre-Petition Credit Agreement and the other Loan Documents (as defined in the Pre-Petition Credit Agreement);

(c)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d)        customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(e)         customary restrictions and conditions contained in any agreement relating to the sale or other Disposition of any Property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the Property to be sold, and (ii) such sale or other Disposition is permitted hereunder;

(f)          any limitation pursuant to an agreement as in effect on the Closing Date; provided that such agreement was not entered into in contemplation of the Closing Date;

(g)          any agreement in effect at the time any Subsidiary becomes a Subsidiary of Borrower or any agreement assumed by Borrower or a Subsidiary thereof in connection with an acquisition of assets by Borrower or such Subsidiary that is not prohibited hereunder; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower or in contemplation of such acquisition and, in the case of a Subsidiary becoming a Subsidiary, the restriction or condition does not apply to Borrower or any other Subsidiary;

(h)          customary limitations on the disposition or distribution of assets or property (including, without limitation, Equity Interests) in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(i)        restrictions contained in Capital Leases or agreements relating to Purchase Money Obligations, which restrictions are applicable only to the property so purchased or leased;

(j)          customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by Borrower or any of its Subsidiaries, so long as such net worth provisions would not reasonably be expected to impair materially the ability of the Loan Parties to meet their ongoing obligations under the Loan Documents;

(k)          [Reserved];

(l)          customary subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder;

(m)       subordination of intercompany obligations, to the extent required by this Agreement or other Indebtedness permitted by Section 6.01; or

(n)       any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a) through (m) above, provided, however that the applicable provisions of such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are not, taken as a whole, materially more restrictive than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.13        Limitation on Issuance of Capital Stock.

(a)          With respect to Borrower, issue any Equity Interest that is Disqualified Capital Stock.

(b)         With respect to any Subsidiary of Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest.

Section 6.14     Business.  Engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date substantially as conducted on the Closing Date.

Section 6.15        Limitation on Accounting Changes.  Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, except (a) changes that are required or permitted by GAAP or (b) to implement IFRS (in each case of clauses (a) and (b), subject in each case to the provisions of Section 1.04).

Section 6.16        Fiscal Periods.  Change its fiscal year-end and fiscal quarter-ends to dates other than December 31 and the last day of each March, June, September and December, respectively.

Section 6.17        No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues to secure the Secured Obligations, whether now owned or hereafter acquired, or which requires the grant of any Lien for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the Disposition of any Property pending the consummation of such Disposition; provided that (1) such restrictions apply only to the Property to be sold and such sale is permitted hereunder, and (2) such Disposition is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or any of its Subsidiaries; and (d) agreements, instruments, deeds or leases described in clauses (a) through (n) of Section 6.12.

Section 6.18        Anti-Terrorism Law; Anti-Money Laundering.  (a)  Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21 or any Sanctioned Country, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, Canadian Anti-Terrorism Law or Sanctions Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, Canadian Anti-Terrorism Law or Sanctions Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.18).

(b)         Cause or permit any of the funds of such Loan Party that are used to repay the Obligations to be derived from any unlawful activity with the result that the Credit Events would be in violation of Legal Requirements.

Section 6.19       Embargoed Person.  Directly or indirectly (a) cause or permit any of the funds or properties of the Loan Parties that are used to repay the Loans or other Obligations to constitute Property of, or be beneficially owned directly or indirectly by, any Embargoed Person, (b) cause or permit any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Events are in violation of applicable Legal Requirements, or (c) cause or permit any Company to conduct any business or engage in any action that is in violation of any Sanctions Law or any Canadian Sanctions.

Section 6.20        Compliance with Canadian Pension Plans

Directly or indirectly (a) establish any new defined benefit Canadian Pension Plan, (b) permit its unfunded pension fund and other employee benefit plan obligation and liabilities to remain unfunded other than in accordance with applicable law, or (c) terminate or wind-up any defined benefit Canadian Pension Plan, except as otherwise permitted under Section 5.06(b).

Section 6.21        Permitted Activities of License Subsidiaries.

No License Subsidiary shall (a) incur, directly or indirectly, any debt for borrowed money or credit advanced other than the Indebtedness under this Agreement and the other Loan Documents; (b) create, or suffer to exist any Lien upon any Property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party and Permitted Liens; (c) engage in any business or activity or own any material assets other than (i) holding the Regulatory Licenses and (ii) performing its obligations and activities incidental thereto under the Loan Documents; (d) consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all its assets to, any Person other than a License Subsidiary and in accordance with the provisions of this Agreement; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries other than to a License Subsidiary and in accordance with the other provisions of this Agreement; (f) create or acquire any Subsidiary or make or own any Investment in any Person (other than Investments set forth in Section 6.04(a), (b), (f), (j), (o), (p) or (r)); or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.22        Regulatory Licenses.  No Loan Party shall, or shall permit any of its Subsidiaries to, operate its businesses other than in accordance with applicable Legal Requirements with respect to, and the terms and conditions of, the Regulatory Licenses, unless such failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Loan Party shall fail, or shall permit any of its Subsidiaries to fail, to file any report or application or pay any regulatory or filing fee pertaining to its businesses which is required to be filed with or paid to any Governmental Authority pursuant to applicable Legal Requirements, unless such failure to file a report or pay any regulatory or filing fee would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Loan Party shall, or shall permit any of its Subsidiaries to, take any action that could reasonably be expected to result in a Governmental Authority instituting any proceedings for the cancellation, revocation, non-renewal, short-term renewal or adverse modification of any Regulatory License, unless such proceedings would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or take or permit to be taken any other action within its control that could reasonably be expected to result in non-compliance in any respect with applicable Legal Requirements with respect to any Regulatory License, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Loan Party shall ensure that no Company other than a License Subsidiary that is a Loan Party shall own any interest in any Regulatory License.

Section 6.23      Orders. Notwithstanding anything to the contrary herein, use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of the DIP Order.

Section 6.24        Reclamation Claims.  Enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre- Petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $50,000.

Section 6.25       Insolvency Proceeding Claims.  Incur, create, assume, suffer to exist or permit any other super priority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the DIP Order.

Section 6.26       Bankruptcy Actions.  Seek, consent to, or permit to exist, without the prior written consent of the Required Lenders (which consent shall constitute authorization under this Agreement), any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

ARTICLE VII
GUARANTEE

Section 7.01       The Guarantee.  Subject to the entry of and terms of the DIP Order, the Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, and premium and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or any other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02      Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are primary, absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations with respect to the Secured Obligations set forth in clauses (a) and (b) of the definition thereof).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)          at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)        the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)          any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e)          the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive, to the fullest extent permitted by applicable Legal Requirements, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the fullest extent permitted by applicable Legal Requirements, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall be primary and shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03        Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04       Subrogation; Subordination.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than (i) contingent reimbursement and indemnification obligations that are not then due and payable, (ii) [reserved], and (iii) Guaranteed Obligations constituting Secured Obligations of the types specified in clause (b) and (c) of the definition of Secured Obligations)), and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee in this Article VII, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(e) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05        Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the Obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06       Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the Guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07        Continuing Guarantee.  The Guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08       General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency or reorganization law or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any other Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09        [Reserved].

Section 7.10        Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01        Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)          default shall be made in the payment of any principal of any Loan, interest due under any Loan Document, any Fee or any other amount when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for repayment or prepayment thereof (whether optional or mandatory) or by acceleration thereof, demand therefor or otherwise;

(b)          [Reserved];

(c)          any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect (or in any respect, in the case of any representation or warranty that is (x) qualified as to “materiality”, “Material Adverse Effect” or similar language or (y) made pursuant to Section 3.21) when so made, deemed made or furnished;

(d)          default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section Article V or in Article VI;

(e)          default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of five (5) Business Days (or two (2) Business Days in the case of the Fee Letter) after the occurrence thereof;

(f)          [Reserved];

(g)          [Reserved];

(h)          [Reserved];

(i)          one or more Orders for the payment of money in an aggregate amount in excess of $100,000 (to the extent not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j)          one or more ERISA Events or noncompliance or other events with respect to Canadian Pension Plans or Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance or other events with respect to Canadian Pension Plans or Foreign Plans that have occurred, could reasonably be expected to result in liability of any Company or any of its ERISA Affiliates in an aggregate amount exceeding $100,000 or the imposition of a Lien on any properties of a Company that is not a Permitted Lien;

(k)         any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents and the DIP Order with respect to any material portion of the Collateral (including a valid, enforceable, perfected first priority security interest in and Lien on, such portion of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement, such Security Document or the DIP Order) security interest in or Lien on the Collateral (other than an immaterial portion) covered thereby; provided that it shall not be an Event of Default under this clause (k) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority (except as expressly provided in this Agreement or the Security Documents) security interest in or Lien on any Collateral purported to be covered by the Security Documents to the extent that any such loss of perfection or intended priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing Collateral or to file UCC continuation statements;

(l)          any material provision of any Loan Document (or any Loan Document as a whole) shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m)        other than pursuant to the Plan of Reorganization, there shall have occurred a Change in Control;

(n)          The occurrence of any of the following in any of the Chapter 11 Cases:

(i)          other than a motion in support of the DIP Order, the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Loan Parties or any Subsidiary in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Liens; (C) except as provided in the DIP Order, to use cash collateral of the Administrative Agent and the other Secured Parties or Pre-Petition Lenders or Pre-Petition Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Required Lenders; or (D) any other action or actions adverse to the Administrative Agent and Lenders or their rights and remedies hereunder, under any other Loan Documents, or their interest in the Collateral;

(ii)         (A) other than in accordance with the RSA, (1) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by (x) a Loan Party or (z) any other Person, in each case, that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement on or before the effective date of such plan or plans and to which the Required Lenders do not consent or (2) if any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement on or before the effective date of such plan or plans , (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii)         the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization that is not in accordance with the RSA or otherwise is not acceptable to the Required Lenders in their sole discretion, other than to the extent that such plan of reorganization provides for the termination of the Commitments and indefeasible repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans;

(iv)         (x) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the DIP Order, the Cash Management Order or any other order with respect to any of the Chapter 11 Cases affecting in any material respect this Agreement and/or the other Loan Documents (including any order in respect of the Required Milestones specified herein) without the written consent of the Required Lenders or the filing by a Loan Party of a motion for reconsideration with respect to the DIP Order or the Cash Management Order shall otherwise not be in full force and effect or (y) any Loan Party or any Subsidiary shall fail to comply with the DIP Order, the Cash Management Order or any other order with respect to any of the Chapter 11 Cases affecting in any material respect this Agreement and/or the other Loan Documents, in any material respect;

(v)          the Bankruptcy Court’s (A) entry of an order granting relief from the automatic stay under Section 362 of the Bankruptcy Code to permit foreclosure of security interests in assets of the Loan Parties of a value in excess of $100,000; or (B) entry of an order terminating exclusivity having been entered (or such an order is sought by any party and not actively contested by the Loan Parties);

(vi)        the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Administrative Agent, any Lender or any of the Collateral or against the Pre-Petition Agent, any Pre-Petition Lender or any Pre-Petition Collateral;

(vii)         the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of a trustee receiver or an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties;

(viii)       (A) the dismissal of any Chapter 11 Case or (B) any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;

(ix)         any Loan Party shall file a motion (without consent of the Required Lenders) seeking, or the Court shall enter an order granting, relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral, (B) approving any settlement or other stipulation not approved by the Required Lenders with any creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor or (C) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);

(x)          the entry of an order in the Chapter 11 Cases avoiding or requiring the disgorgement of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents or the Pre-Petition Obligations owing under the Pre-Petition Loan Documents;

(xi)          the failure of any Loan Party to perform any of its obligations under the DIP Order, the Cash Management Order, or any order of the Court approving any Transaction or to perform in any material respect its obligations under any order of the Court approving bidding procedures;

(xii)        the existence of any claims or charges, or the entry of any order of the Court authorizing any claims or charges, other than in respect of this Agreement and the other Loan Documents, or as otherwise permitted under the applicable Loan Documents or permitted under the DIP Order, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by the Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the DIP Order then in effect, whichever is in effect;

(xiii)        the DIP Order shall cease to create a valid and perfected Lien (which creation and perfection shall not require any further action other than the entry of and terms of the DIP Order) on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Required Lenders;

(xiv)        an order in the Chapter 11 Cases shall be entered (i) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Administrative Agent and the Secured Parties, or the Pre-Petition secured parties under the Pre-Petition Credit Agreement, or (ii) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date, or the commencement of other actions that is materially adverse to the Administrative Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents;

(xv)          any order having been entered or granted (or requested, unless actively opposed by the Loan Parties) by either the Court or any other court of competent jurisdiction materially adversely impacting the rights and interests of the Administrative Agent and the Lenders, as determined by the Required Lenders, acting reasonably, without the prior written consent of the Administrative Agent and the Required Lenders;

(xvi)         an order of the Court shall be entered denying or terminating use of cash collateral by the Loan Parties authorized by the DIP Order;

(xvii)        if the Final Order does not include a waiver, in form and substance satisfactory to the Administrative Agent and the Lenders, of (i) the right to subcharge the Collateral under Section 506(c) of the Bankruptcy Code and (ii) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(xviii)      any Loan Party shall challenge, support or encourage a challenge of any payments made to the Administrative Agent or any Lender with respect to the Obligations or to the Pre-Petition Agent or the Pre-Petition Lenders with respect to the Pre-Petition Obligations, or without the consent of the Administrative Agent and the Required Lenders, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Court approving) adequate protection to any Pre-Petition agent or lender that is inconsistent with the DIP Order;

(xix)       without the Administrative Agent’s and the Required Lenders’ consent, the entry of any order by the Court granting, or the filing by any Loan Party or any of its Subsidiaries of any motion or other request with the Court (in each case, other than the DIP Order and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral without the Administrative Agent’s and the Required Lenders’ consent or to obtain any financing under Section 364 of the Bankruptcy Code other than the Loan Documents;

(xx)         if, unless otherwise approved by the Administrative Agent and the Required Lenders, an order of the Court shall be entered providing for a change in venue with respect to the Chapter 11 Cases and such order shall not be reversed or vacated within 10 days;

(xxi)       without Required DIP Lender consent, any Loan Party or any Subsidiary thereof shall file any motion or other request with the Court seeking (a) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any Collateral, whether senior or equal to the Administrative Agent’s liens and security interests (except as provided in the DIP Order); or (b) to modify or affect any of the rights of the Administrative Agent or the Lenders under the DIP Order, the Loan Documents, and related documents, other than in accordance with the Plan of Reorganization;

(xxii)        any Loan Party or any Subsidiary thereof or any Debtor shall take any action in support of any matter set forth in this Section 9.01(i) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

(xxiii)      any Debtor shall be enjoined from conducting any material portion of its business, any disruption of the material business operations of the Debtors shall occur, or any material damage to or loss of material assets of any Debtor shall occur;

(xxiv)       Failure of the Borrower or any other Loan Party to use the proceeds of the Loans as set forth in and in compliance with the Approved Budget (subject to Permitted Variance) and this Agreement; or

(xxv)        the occurrence of any RSA Termination Event;

then, and in every such event, and at any time thereafter during the continuance of such event, subject to the terms of the DIP Order,  the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties (to the maximum extent permitted by applicable Legal Requirements), anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) subject to the Remedies Period Notice, exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties (to the maximum extent permitted by applicable Legal Requirements), anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other Disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.02       Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower or any of the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03        Reserved.

Section 8.04        Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(a)         First, to the payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Collateral Agent, the Administrative Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent and the Administrative Agent in connection therewith and all amounts for which the Collateral Agent and the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)          Second, to the payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)          Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations in respect of the Credit Facilities in each case equally and ratably in accordance with the respective amounts thereof then due and owing ;

(d)          Fourth, to the payment in full in cash of Secured Obligations of the type specified in clause (b) or (c) of the definition of Secured Obligations then due and owing and the principal amount of the Obligations in respect of the Credit Facilities, pro rata;

(e)          Fifth, to the payment in full in cash of the remaining Secured Obligations then due and owing, pro rata; and

(f)          Sixth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) above, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01      Appointment.  (a)  Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents and the Administrative Agent and the Collateral Agent hereby accept such designations and appointments.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Agents, the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)         Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Collateral Agent under the provisions of the UCC or PPSA, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC or the PPSA), at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any other sale or foreclosure conducted by Collateral Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.

(c)         Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02        Agent in Its Individual Capacity.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 9.03     Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of Property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.  No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof describing such Default or Event of Default is given to such Agent by Borrower, a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.  Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04       Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender before the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other Advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such Advisors.

Section 9.05      Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower consent (not to be unreasonably withheld or delayed) shall be required for (i) any delegation of a material portion of the duties of such Agent (taken as a whole) or (ii) any delegation that could reasonably be expected to have a Material Adverse Effect on Borrower; provided, however, if Borrower fails to reply to any delegation request pursuant to this Section 9.05 within two (2) Business Days, Borrower shall be deemed to have given its consent to such request; provided, further, Borrower consent shall not be required if such delegation is, in the opinion of such Agent, necessary or advisable to create, maintain, or perfect the security interest in or Lien on the Collateral.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as Agent.  The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06      Successor Agent.  Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be (i) a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000, or an Affiliate of such institution, or (ii) another entity satisfactory to the Required Lenders; provided that if such retiring Agent is unable to find a successor Agent that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Required Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article IX, Section 10.03 and Sections 10.08 to 10.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07       Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08       Reserved.  Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately before such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.09        Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other Property of any such Loan Party, without the prior written consent of the Administrative Agent (at the direction of the Required Lenders).  Without limiting the foregoing, each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent (at the direction of the Required Lenders), it will not take any enforcement action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid or purchase any portion of the Collateral at any sale or foreclosure thereof referred to in Section 9.01(b); provided that nothing contained in this Section shall affect any Lender’s right to credit bid its pro rata share of the Obligations pursuant to Section 363(k) of the Bankruptcy Code.

Section 9.10      Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to a Loan Document without deduction of applicable withholding Tax from such payment, within ten (10) days after demand therefor, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.11       Lender’s Representations, Warranties and Acknowledgements.  (a)  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Events hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it.  Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b)          Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12        Security Documents and Guarantee.

(a)          Agents under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Loan Documents.  Subject to Section 10.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent (acting at the Required Lenders’ direction), as applicable, may execute any documents or instruments necessary to in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets.

(b)         Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other Disposition.

(c)          Release of Collateral and Guarantees, Termination of Loan Documents.

(i)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent (at the direction of the Required Lenders) shall take such actions as shall be required to release its security interest in any Collateral subject to any Disposition permitted by the Loan Documents.

(ii)         Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations under clauses (a) and (b) of the definition thereof (other than contingent reimbursement and indemnification obligations that are not then due and payable) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any other Secured Party) take such actions as shall be required or reasonably requested to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Secured Obligations under clause (c) of the definition thereof.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

(d)          The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.13        Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.02 and 10.03) allowed in such judicial proceeding; and

(c)          to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X
MISCELLANEOUS

Section 10.01      Notices.  (a)  Generally.  Notices and other communications provided for herein shall, except as provided in Section 10.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to any Company, to Borrower at One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, Attention:  Chief Financial Officer, Facsimile No.:  (404) 302-9920, with a copy to (which shall not constitute notice or service of process) (A) Jenner & Block LLP, 353 North Clark Street, Chicago, IL 60654, Attention:  Anna Meresidis, facsimile no. (312) 527-0484 and (B) Milbank LLP, 55 Hudson Yards, New York, NY 10001, Attention: Abhi Raval, email: araval@milbank.com;

(ii)            if to the Administrative Agent or the Collateral Agent, to it at:  Jefferies Finance LLC, 520 Madison Avenue, New York, New York 10022, Attention:  Account Officer Internap Corporation, Facsimile No.:  (212) 284-3444;

(iii)           if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Notices and other communications to the Lenders hereunder may (subject to Section 10.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b)         Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement before the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Credit Event hereunder (all such non-excluded communications, collectively, the “Communications”), by (x) transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require or (y) pursuant to the last paragraph of Section 5.01.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(c)          To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(d)         Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders by posting the Communications on a Platform.  The Platform and any Approved Electronic Communications are provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Agent have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through Internet (including the Platform), except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.  Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f)          Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(g)          Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.02      Waivers; Amendment.  (a)  No failure or delay by any Agent, any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b)          Subject to Section 2.16(c), Section 2.20(g), Section 2.21(c) and Sections 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i)            increase or extend the expiry date of the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default (or any definition used, respectively, therein), mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase in or extension of the expiry date of the Commitment of any Lender for purposes of this clause (i));

(ii)          reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly and adversely affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii)       postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood and agreed that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default (or any definition used, respectively, therein), mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of the maturity date or other scheduled payment of any Loan or constitute an extension of the expiration date of any Lender’s commitment);

(iv)         change Section 2.14(b) or (c) or Section 8.04 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v)         change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)          release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii)        except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(viii)        change Section 10.04(h) without the consent of each Granting Lender all or any part of whose Loans are being funded by any SPC at the time of any such amendment, waiver or other modification;

(ix)           change Section 10.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

(x)           permit assignments by any Loan Party of its rights or obligations under the Credit Facilities without the written consent of each Lender, the Administrative Agent, the Collateral Agent; or

(xi)           subordinate the Obligations under the Loan Documents to any other Indebtedness;

provided, further, nothing herein shall be construed to require the consent of each Lender to the conversion of the Loans into the Exit Facility Credit Agreement as provided in Section 2.04; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent and/or the Collateral Agent, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c)        Without the consent of any other Person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or assets so that the security interests therein comply with applicable Legal Requirements.

(d)          Notwithstanding the foregoing, (x) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; (y) Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Loan Documents in accordance with the provisions of Section 2.19, Section 2.20 and Section 2.21; and (z) the Loan Documents may be amended, modified, supplemented or waived with the consent of the Administrative Agent (at the direction of the Required Lenders) at the request of the Borrower if such amendment, modification, supplement or waiver is delivered in order to (a) comply with local Requirements of Law or advice of counsel or (b) cure any ambiguity, omission or mistake, in each case, so long as such amendment, modification, supplement or waiver does not directly and adversely affect the rights of any Lender and such amendment, modification, supplement or shall be deemed approved by the Required Lenders if such Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.03      Expenses; Indemnity; Damage Waiver.  (a)  The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)            all reasonable and documented out-of-pocket costs and expenses incurred by the Lenders (including the costs and expenses of the Specified Lender Advisors), the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of the Specified Lender Advisors and the Advisors to the Administrative Agent and the Collateral Agent, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Events and Commitments, the perfection and maintenance of the Liens securing the Collateral (including, without limitation, conducting Collateral audits from time to time) and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii)           all reasonable and documented out-of-pocket costs and expenses incurred by the Lenders, Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of the Specified Lender Advisors and the Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Ad Hoc Group of Lenders, the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Ad Hoc Group of Lenders, the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iii)         all reasonable and documented out-of-pocket costs and expenses incurred by the Lenders, the Administrative Agent, the Collateral Agent, any other Agent or any Lender, including the fees, charges and disbursements of the Specified Lender Advisors and the Advisors for the Administrative Agent and the Collateral Agent with respect to any of the foregoing incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 10.03(a), or in connection with the Loans made hereunder and the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations; and

(iv)           all Other Taxes in respect of the Loan Documents.

The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and each of their respective Related Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any Property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any Property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (iv) the environmental condition of any Property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such Property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facilities) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, apply (x) to disputes solely between or among the Indemnitees or disputes solely between or among Indemnitees and their respective Affiliates, other than disputes arising out of any act or omission on the part of Borrower or its Subsidiaries, (y) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final non-appealable judgment to have directly resulted solely from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of such Indemnitee’s controlled or controlling affiliates or any of their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnitee’s “Indemnitee Related Persons”), or (z) losses, claims, damages, liabilities or related expenses arising out of a material breach by such Indemnitee or any of its Indemnitee Related Persons of its obligations under any Loan Document (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

(b)         The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent or Lender, which consent(s) will not be unreasonably withheld, delayed, or conditioned, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 10.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(c)         The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender.  All amounts due under this Section 10.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d)        To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents, under Section 10.03(a) or (b) in accordance with Section 10.03(g), each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such.  For purposes of this Section 10.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Loans and unused Commitments at the time.

(e)        To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby, except to the extent such Indemnitee is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of its Indemnitee Related Persons.

(f)          All amounts due under this Section 10.03 shall be payable not later than 10 days after receipt of demand therefor.

Section 10.04      Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void); provided that the Administrative Agent and the Collateral Agent shall only consent to such assignment at the written direction of the Required Lenders.  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 10.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)         Any Lender shall have the right at any time to assign to one or more assignees (other than to any Company or any Affiliate thereof or any Defaulting Lender or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)          except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) contemporaneous assignments to related Approved Funds that equal at least the amount specified in this Section 10.04(b)(i) in the aggregate, (C) any assignment made in connection with the primary syndication of the Commitments and Loans or (D) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000; provided that the foregoing amounts may be reduced with the consent of the Administrative Agent and, so long as no Event of Default or Default under Section 8.01(a) or (b) has occurred and is continuing, Borrower (not to be unreasonably withheld or delayed);

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of an assignment by any Lender to an Affiliate or an Approved Fund of such Lender;

(iv)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)           such assignment shall be permitted by, and in accordance with, the RSA; and

(vi)         each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned).

Notwithstanding the foregoing, (x) if an Event of Default or Default has occurred and is continuing, any consent of Borrower otherwise required under this paragraph shall not be required so long as such assignment is permitted by, and made in accordance with, the RSA or in connection with the Primary Syndication, (y) Jefferies Finance LLC, as the initial lender, may assign any of its Loans and/or Commitments hereunder (i) without the consent of the Borrower required and (ii) without regard to any minimum assignment amount requirements, and (z) the Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Eligible Assignees.  Subject to acceptance and recording thereof pursuant to Section 10.04(c), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03).

(c)         The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and binding in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower,  the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(b).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(e)         Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent or any other Person to sell participations to any Person (other than any Company or any Affiliate thereof, a Defaulting Lender or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 10.02(b) and (2) directly and adversely affects such Participant.  Subject to Section 10.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (but subject to the requirements and limitations of Section 2.16) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender).  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender.  Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, the principal amounts of and stated interest on, and terms of, its participations (the “Participant Register”).  The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender (and Borrower, to the extent that the Participant requests payment from Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1 (c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)         A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or the greater payment results from a Change in Law after the date the participation was sold to the Participant.

(g)        Any Lender may at any time, without the consent of Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 10.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower.  The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, before the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any Non-Public Information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05     Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or Event of Default, failure of any condition set forth in Article IV to be satisfied or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than (i) contingent reimbursement and indemnification obligations that are not then due and payable, and (ii) so long as the Commitments have not expired or terminated.  The provisions of Article IX and Sections 2.12 to 2.15, 9.06, 10.03 and 10.08 to 10.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08     Right of Setoff; Marshalling; Payments Set Aside.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) (excluding Excluded Accounts, as defined in the Security Agreement, and any Trust Funds held therein, as defined in the Security Agreement) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  None of any Agent, any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.09      Governing Law; Jurisdiction; Waiver of Jury Trial; Consent to Service of Process.  (a)  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction, except to the extent the law of the State of New York is superseded by the Bankruptcy Code.

(b)         ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE BANKRUPTCY COURT. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AGENT AT ITS ADDRESS FOR NOTICES AS SET FORTH HEREIN. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.10      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.11     Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other Advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof; it being agreed that each of the Administrative Agent and the Lenders shall be responsible for the compliance by each of its Affiliates and Approved Funds and each of its and their directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other Advisors compliance with this Section 10.12), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners) (in which event the applicable Administrative Agent or Lender shall promptly inform Borrower in advance to the extent permitted by applicable Legal Requirements and will cooperate with Borrower, at Borrower’s sole expense, in securing a protective order with respect thereto to the extent lawfully permitted to do so), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process (in which event the applicable Administrative Agent or Lender shall promptly inform Borrower in advance to the extent permitted by applicable Legal Requirements and will cooperate with Borrower, at Borrower’s sole expense, in securing a protective order with respect thereto to the extent lawfully permitted to do so), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that the disclosure of any such Information to any such Person shall be made subject to the acknowledgment and acceptance by such Persons that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.12 or as is otherwise reasonably acceptable to Borrower and the Administrative Agent, including, without limitation, as agreed in any confidential information memorandum or other marketing materials), (ii) any actual or prospective counterparty (or its Advisors) to any swap or derivative transaction relating to Borrower and its obligations; provided that such Information shall be provided on a confidential basis on substantially the same terms set forth in this Section 10.12 or as is otherwise reasonably acceptable to Borrower and the Administrative Agent, or (iii) any actual or prospective investor in an SPC, (g) with the consent of Borrower, (h) to any rating agency when required by it, (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, (j) to any assignee or pledge under Section 10.04(g), or (k) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  For the purposes of this Section 10.12, “Information” means all information received from Borrower relating to Borrower or any of its Subsidiaries or its business unless (x) it is clearly labeled “Public-Contains Only Public Information,” or (y) any such information is available to the Administrative Agent or any Lender on a nonconfidential basis before disclosure by Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13      Assignment and Assumption.  Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Assumption duly executed by each of the Persons required to be party thereto.

Section 10.14      Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)        any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)        any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)        any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)          any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)          any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.15      Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)          Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 10.16    Reinstatement.  To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, receiver and manager, interim receiver or other Person under any bankruptcy law or other Insolvency Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and each Loan Party shall take (and shall cause each other Loan Party to take) such action as may be requested by the Administrative Agent, the Collateral Agent or the Required Lenders to effect such reinstatement.

Section 10.17      USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 10.18      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTERNAP CORPORATION, as Borrower

By	/s/ Michael T. Sicoli
Name:	Michael T. Sicoli
Title:	President and Chief Financial Officer

JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent

By	/s/ Paul Chisholm
Name:	Paul Chisholm
Title:	Managing Director

Acknowledged and agreed:

UBERSMITH, INC., as a Guarantor

By	/s/ Richard P. Diegnan
Name:	Richard P. Diegnan
Title:	Corporate Secretary

INTERNAP CONNECTIVITY LLC, as a Guarantor

By	/s/ Richard P. Diegnan
Name:	Richard P. Diegnan
Title:	Corporate Secretary

SINGLEHOP LLC, as a Guarantor

By	/s/ Richard P. Diegnan
Name:	Richard P. Diegnan
Title:	Corporate Secretary

DATAGRAM LLC, as a Guarantor

By	/s/ Richard P. Diegnan
Name:	Richard P. Diegnan
Title:	Corporate Secretary

INTERNAP TECHNOLOGY SOLUTIONS, INC., as a Guarantor
By	/s/ Richard P. Diegnan
Name:	Richard P. Diegnan
Title:	President & Secretary

Annex 1

Initial Lenders and Commitments

Lender	Address for Notices	Commitments
Jefferies Finance LLC	520 Madison Avenue New York, NY 10022	$70,000,000
Total		$70,000,000